EXHIBIT 4.19
                                                                EXECUTION COPY


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                           STOCK PURCHASE AGREEMENT


                                 BY AND AMONG


                                OWENS CORNING,


                        OWENS CORNING VF HOLDINGS INC.,


                 VITRO ENVASES NORTEAMERICA, S.A. DE C.V. AND


                              VITRO, S.A. DE C.V.


                               January 23, 2004












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                                             STOCK PURCHASE AGREEMENT


                               TABLE OF CONTENTS

                                                                          Page

1.       PURCHASE AND SALE OF SHARES..........................................2

2.       PURCHASE PRICE - PAYMENT.............................................2
         2.1      Purchase Price..............................................2
         2.2      Payment of Purchase Price...................................2
         2.3      Adjustment of Purchase Price................................2
         2.4      Manner of Payment...........................................4

3.       REPRESENTATIONS AND WARRANTIES OF VENA...............................4
         3.1      Corporate...................................................5
         3.2      Company; VENA; Vitro........................................7
         3.3      No Violation................................................8
         3.4      Financial Statements........................................9
         3.5      Tax Matters.................................................9
         3.6      Accounts Receivable........................................11
         3.7      Inventory..................................................11
         3.8      Absence of Certain Changes.................................11
         3.9      Absence of Undisclosed Liabilities.........................13
         3.10     No Litigation..............................................13
         3.11     Compliance With Laws and Orders............................13
         3.12     Title to and Condition of Properties.......................15
         3.13     Insurance..................................................16
         3.14     Contracts and Commitments..................................16
         3.15     Labor Matters..............................................19
         3.16     Employee Benefit Plans.....................................19
         3.17     Employment Compensation....................................21
         3.18     Intellectual Property Rights...............................22
         3.19     Major Customers and Suppliers..............................23
         3.20     Product Warranty and Product Liability.....................24
         3.21     Bank Accounts..............................................24
         3.22     Assets Necessary to Restricted Business....................24
         3.23     No Brokers or Finders......................................25

4.       REPRESENTATIONS AND WARRANTIES OF OCVF AND OC.......................25
         4.1      Corporate..................................................25
         4.2      Validity...................................................25
         4.3      No Brokers or Finders......................................27

5.       COVENANTS...........................................................27
         5.1      Certificate of Non Encumbrances............................27
         5.2      Real Property Title........................................27

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         5.3      Noncompetition; Confidentiality............................27
         5.4      Publicity..................................................31
         5.5      General Releases...........................................31
         5.6      Additional Capital Contribution; Settlement of Inter-
                       Company Receivables and Inter-Company Payables........31
         5.7      Vitro Chemical Inventory and Accounts Receivable...........32
         5.8      Payment of Bank Debt.......................................32
         5.9      Required Filings...........................................32
         5.10     Access to Information, Records, Etc........................33
         5.11     Conduct of Business Pending the Closing....................33
         5.12     Consents...................................................35
         5.13     Other Action...............................................35
         5.14     Disclosure Schedule........................................35
         5.15     Names Following Closing....................................35
         5.16     Post-Closing Cooperation...................................36
         5.17     No Additional Representations..............................36
         5.18     Performance by OCVF........................................37
         5.19     Securities Act.............................................37
         5.20     ASRAC Foundation...........................................37
         5.21     Power Agreement............................................38
         5.22     Tax Matters................................................38
         5.23     Insurance..................................................41
         5.24     Availability of Funds......................................41
         5.25     Licensed Company Intellectual Property Rights..............41
         5.26     Pension Trust Assets.......................................42
         5.27     Novation of Vitro Chemical Contracts.......................42
         5.28     Payments of Accounts.......................................42
         5.29     Leased Equipment...........................................42
         5.30     Wool Products Agreement....................................43
         5.31     Sale of Co-Owned Land......................................43
         5.32     Protected Party............................................43
         5.33     Company Shareholders' and Directors' Meetings..............43

6.       CONDITIONS PRECEDENT TO OC'S AND OCVF'S OBLIGATIONS.................43
         6.1      Representations and Warranties True as of the
                      Closing Date...........................................43
         6.2      Compliance With Agreement..................................44
         6.3      Absence of Litigation......................................44
         6.4      Consents and Approvals.....................................44
         6.5      Books and Records of Company and the Subsidiaries..........44
         6.6      Transition Services Agreement..............................44
         6.7      Escrow Agreement...........................................45
         6.8      Vitro Club Agreement.......................................45
         6.9      Cullet Supply Agreement....................................45
         6.10     Easements..................................................45
         6.11     General Release............................................45
         6.12     Bankruptcy Court Approval..................................45
         6.13     Material Adverse Change....................................45

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         6.14     STM Consent................................................46
         6.15     Frustration of Closing Conditions..........................46

7.       CONDITIONS PRECEDENT TO VITRO'S AND VENA'S OBLIGATIONS..............46
         7.1      Representations and Warranties True as of the
                        Closing Date.........................................46
         7.2      Compliance With Agreement..................................46
         7.3      Absence of Litigation......................................46
         7.4      Consents and Approvals.....................................47
         7.5      Transition Services Agreement..............................47
         7.6      Escrow Agreement...........................................47
         7.7      Vitro Club Agreement.......................................47
         7.8      Cullet Supply Agreement....................................47
         7.9      JV Easement................................................47
         7.10     General Release............................................47
         7.11     Approval Order.............................................47
         7.12     Frustration of Closing Conditions..........................47

8.       INDEMNIFICATION.....................................................48
         8.1      By VENA....................................................48
         8.2      By OC and OCVF.............................................48
         8.3      Indemnification of Third-Party Claims......................49
         8.4      Payment....................................................49
         8.5      Limitations on Indemnification.............................50
         8.6      Sole Monetary Remedy.......................................51
         8.7      No Waiver..................................................52
         8.8      Calculation of Losses......................................52

9.       CLOSING.............................................................52
         9.1      Documents to be Delivered by Company and VENA..............52
         9.2      Documents to be Delivered by OC and OCVF...................53

10.      TERMINATION.........................................................54
         10.1     Right of Termination Without Breach........................54
         10.2     Termination for Breach.....................................54
         10.3     Return of Materials Upon Termination; Survival of
                        Certain Provisions...................................55

11.      RESOLUTION OF DISPUTES..............................................55
         11.1     Arbitration................................................55
         11.2     Arbitrators................................................56
         11.3     Procedures; No Appeal......................................56
         11.4     Authority..................................................56
         11.5     Entry of Judgment..........................................56
         11.6     Confidentiality............................................56
         11.7     Continued Performance......................................56
         11.8     Tolling....................................................57

12.      MISCELLANEOUS.......................................................57

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         12.1     Disclosure Schedule........................................57
         12.2     Knowledge..................................................57
         12.3     Further Assurance..........................................57
         12.4     Assignment; Parties in Interest............................57
         12.5     Law Governing Agreement....................................58
         12.6     Amendment and Modification.................................58
         12.7     Notice.....................................................58
         12.8     Expenses...................................................59
         12.9     Entire Agreement...........................................59
         12.10    Counterparts...............................................59
         12.11    Headings...................................................60
         12.12    Severability...............................................60
         12.13    Glossary of Terms..........................................60



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                              DISCLOSURE SCHEDULE

Schedule 2.3(b)(i) -   Working Capital Principles
Schedule 3.1(c)    -   Qualification
Schedule 3.1(d)    -   Subsidiaries
Schedule 3.1(e)    -   Officers and Directors
Schedule 3.1(f)    -   Capitalization of Company
Schedule 3.1(g)    -   Corporate Records
Schedule 3.2(b)    -   Authorizations and Consents
Schedule 3.3       -   Violation, Conflict, Default
Schedule 3.4       -   Financial Statements
Schedule 3.5       -   Tax Matters
Schedule 3.6       -   Accounts Receivable (Aged Schedule)
Schedule 3.7(a)    -   Inventory Off Premises
Schedule 3.7(b)    -   Vitro Chemical Inventory
Schedule 3.8       -   Certain Changes
Schedule 3.9       -   Off-Balance Sheet Liabilities
Schedule 3.10      -   Litigation Matters
Schedule 3.11(a)   -   Non-Compliance with Laws
Schedule 3.11(b)   -   Licenses and Permits
Schedule 3.11(c)   -   Environmental Matters (Exceptions to Representations)
Schedule 3.12      -   Liens
Schedule 3.12(c)   -   Owned Real Property
Schedule 3.13      -   Insurance
Schedule 3.14(a)   -   Real Property Leases
Schedule 3.14(b)   -   Personal Property Leases
Schedule 3.14(c)   -   Purchase Commitments
Schedule 3.14(d)   -   Sales Commitments
Schedule 3.14(e)   -   Contracts with Related Parties
Schedule 3.14(f)   -   Powers of Attorney
Schedule 3.14(g)   -   Collective Bargaining Agreements
Schedule 3.14(h)   -   Loan Agreements, etc.
Schedule 3.14(i)   -   Guarantees
Schedule 3.14(j)   -   Contracts Subject to Renegotiation
Schedule 3.14(k)   -   Burdensome or Restrictive Contracts
Schedule 3.14(l)   -   Material Contracts
Schedule 3.14(m)   -   Vitro Chemical Contracts
Schedule 3.14(n)   -   Defaults
Schedule 3.14(o)   -   Copies of Contracts
Schedule 3.15      -   Labor Matters
Schedule 3.16(a)   -   Employee Plans/Agreements
Schedule 3.17      -   Employment Compensation
Schedule 3.18      -   Intellectual Property Rights
Schedule 3.19(a)   -   Major Customers
Schedule 3.19(b)   -   Major Suppliers
Schedule 3.19(c)   -   Dealers and Distributors
Schedule 3.20      -   Product Warranty, Warranty Expense and Liability Claims

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Schedule 3.21      -   Bank Accounts
Schedule 5.11(f)   -   Capital Expenditures
Schedule 5.29      -   Leased Equipment
Schedule 6.10      -   Vitro Easements
Schedule 7.9       -   JV Easement
Schedule 12.2      -   Knowledge


                                   EXHIBITS


Exhibit A          -   Facilities
Exhibit B          -   Form of Transition Services Agreement
Exhibit C          -   Form of Escrow Agreement
Exhibit D          -   Form of Vitro General Release
Exhibit E          -   Form of OC General Release
Exhibit F          -   Form of Vitro Club Agreement
Exhibit G          -   Form of Cullet Supply Agreement




                                    ANNEXES


Annex A  -        Definition of Restricted Business
Annex B  -        Standstill

                           STOCK PURCHASE AGREEMENT


          STOCK PURCHASE AGREEMENT (this "Agreement") dated January 23, 2004, by and among Owens Corning, a Delaware corporation ("OC"); Owens Corning VF Holdings Inc., a Canadian corporation ("OCVF"); Vitro Envases Norteamerica, S.A. de C.V., a corporation organized under the laws of the United Mexican States ("Mexico") ("VENA"); and Vitro, S.A. de C.V., a corporation organized under the laws of Mexico ("Vitro").

                                   RECITALS

          A. OCVF, a wholly owned indirect subsidiary of OC, and VENA, a subsidiary of Vitro, are the only shareholders of Vitro OCF, S.A. de C.V. ("Company"). Company is the owner of (i) 99.9999% of the common stock of Vitro Fibras, S.A., a Mexican corporation ("JV"), and (ii) 99.9999% of the common stock of Tecnologia Vitro Fibras Ltd., a Swiss corporation ("Tecnologia"). JV is the owner of 99.9999% of the common stock of Comercializadora Vitro Fibras, S.A. de C.V., a Mexican corporation ("Comercializadora"). Tecnologia is the owner of 100% of the common stock of IP Vitro Fibras Ltd., a Swiss corporation ("IP Vitro," and together with JV, Tecnologia and Comercializadora, collectively, the "Subsidiaries" and each, singularly, a "Subsidiary"). VENA is the owner of (i) 0.0001% of common stock of JV, (ii) 0.0001% of common stock of Comercializadora and (iii) 0.0001% of common stock of Tecnologia.

          B. JV is engaged in the business of manufacturing and selling glass fibers or mineral fibers and products made from such fibers, including, but not limited to, fiber reinforcements and thermal or acoustical insulation products.

          C. VENA owns 1,013,726 Series "A" shares of common stock of Company (the "Current Shares" and with such additional shares as may be issued to VENA pursuant to Sections 5.6 and 5.8 of this Agreement, the "Shares"). VENA owns
(i) one Series "A" share of common stock of JV, (ii) two Series "A" shares of common stock of Comercializadora and (iii) one Series Unique share of common stock of Tecnologia (the shares referred to in clauses (i) through (iii), the "Subsidiary Shares").

          D. JV's facilities consist of those properties (whether owned or leased) generally described on Exhibit A attached hereto (the "Facilities").

          E. OCVF desires to purchase the Shares and the Subsidiary Shares from VENA, and VENA desires to sell the Shares and the Subsidiary Shares to OCVF, upon the terms and conditions herein set forth.

          F. In connection with such transaction, and as an inducement to OCVF to purchase the Shares, Vitro is willing to enter into certain obligations upon the terms and conditions herein set forth.

          G. In connection with such transaction, and as an inducement to VENA to sell the Shares, OC is willing to enter into certain obligations upon the terms and conditions herein set forth.

          NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows.

1.   PURCHASE AND SALE OF SHARES

          Subject to the terms and conditions of this Agreement, on the Closing Date (as hereinafter defined) VENA shall sell to OCVF, and OCVF shall purchase from VENA, all the Shares and the Subsidiary Shares, free and clear of all Liens (as hereinafter defined) and together with all rights now and hereafter attaching thereto.

2.   PURCHASE PRICE - PAYMENT

          2.1 Purchase Price.

          The purchase price (the "Purchase Price") payable for the Shares and the Subsidiary Shares shall be Seventy-One Million Five Hundred Thousand U.S. Dollars (U.S. $71,500,000), subject to adjustment as provided in Section 2.3.

          2.2  Payment of Purchase Price.

          The Purchase Price shall be paid by OCVF, at the Closing (as hereinafter defined), by delivery (i) to VENA of Sixty-Six Million and One Hundred Thirty-Seven Thousand Five Hundred U.S. Dollars (U.S. $66,137,500) and
(ii) to the escrow agent appointed pursuant to the Escrow Agreement dated as of the Closing Date among VENA, OC and OCVF, a form of which is attached as Exhibit B hereto, of Five Million Three Hundred Sixty-Two Thousand Five Hundred U.S. Dollars (U.S. $5,362,500).

          2.3  Adjustment of Purchase Price.

               2.3(a) Adjustment to Purchase Price. On or before the fifth business day following the final determination of the Closing Date Working Capital (as hereinafter defined), either (i) OCVF shall pay to VENA the amount equal to the product of (x) 0.60 and (y) the amount, if any, by which the Closing Date Working Capital exceeds 41,359,000 Mexican pesos (the "Reference Working Capital"), together with interest on the amount being paid from the Closing Date to the date of the payment at a rate per annum equal to the rate of interest announced publicly by Citibank, N.A. as its prime rate on the Closing Date (the "Prime Rate") plus 2.00%; or (ii) VENA shall pay to OCVF the amount equal to the product of (x) 0.60 and (y) the amount, if any, by which the Closing Date Working Capital is less than the Reference Working Capital, together with interest on the amount being paid from the Closing Date to the date of payment at a rate per annum equal to the Prime Rate plus 2.00%.

               Payments made under this Section 2.3(a) will be made in United States dollars, using the average of the day-end U.S. dollar to Mexican peso exchange rate for the thirty (30) consecutive days ending on the day immediately preceding the payment date, based on exchange rates published by the Banco de Mexico in the Diario Oficial de la Federacion.


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               2.3(b) Working Capital.

                    (i) Definition of Working Capital. For purposes of
               calculating the Closing Date Working Capital, the term "Working Capital" shall be determined using the line items (excluding Vitro Chemical Receivables (as hereinafter defined)) used for the Reference Working Capital set forth in Schedule 2.3(b)(i) and shall be calculated in accordance with generally accepted accounting principles in Mexico ("GAAP") consistent with past practice, except as set forth in Schedule 2.3(b)(i) (as so adjusted, the "Working Capital Principles").

                    (ii) Closing Date Working Capital.

                    (A) Within 100 days after the Closing Date, OCVF shall
               deliver to VENA a statement (the "Statement") setting forth the Working Capital as of the Closing Date, after giving effect to Sections 5.6 and 5.8 (the "Closing Date Working Capital"). The scope of the disputes to be resolved by the Arbitrator (as hereinafter defined) shall be limited to whether the calculation of the Closing Date Working Capital was done in accordance with the Working Capital Principles, and whether there were mathematical errors in the calculation of the Closing Date Working Capital. The Arbitrator is not to make any other determination, including any adjustment to the Reference Working Capital. The Statement shall include (1) a certification by an authorized officer of OC to the effect that the Closing Date Working Capital has been prepared in conformity with the requirements of this Section 2.3 and (2) setting forth the amounts of any adjustment to the Purchase Price to be paid and by whom pursuant to Section 2.3(a).

                    (B) Within 30 days following the delivery to VENA of the
               Closing Date Working Capital referred to in (A) above, VENA may object to the calculation of the Closing Date Working Capital made by OCVF. Any such objection shall be made in writing and shall state VENA's determination of the amount of the Closing Date Working Capital with supporting information. In the event VENA does not object to the Closing Date Working Capital within the prescribed period as provided in this Section 2.3.(b)(ii)(B), the Closing Date Working Capital calculated by OCVF pursuant to Section 2.3.(b)(ii)(A) shall be final, binding and conclusive on the parties for purposes of this Article 2. In the event VENA objects to the calculation of the Closing Date Working Capital made by OCVF, and OCVF and VENA are able to resolve, at any time prior to the issuance of a final determination by the Arbitrator, by agreement, any such dispute or disagreement relating thereto, the agreed upon Closing Date Working Capital shall be final, binding and conclusive on the parties for purposes of this Article 2.

                    (C) In the event of a dispute or disagreement relating to
               the Closing Date Working Capital which OCVF and VENA are unable to resolve within 160 days following the Closing Date, either party may elect to have all such disputes or disagreements resolved by Mancera Ernst & Young, Mexico City (the

              "Arbitrator"), or if such firm is unable or unwilling to act, such other internationally recognized independent public accounting firm in Mexico as shall be agreed upon by VENA and OCVF in writing. The Arbitrator shall make a determination of the Closing Date Working Capital in accordance with this
               Section 2.3(b), which shall be final, binding and conclusive on the parties for purposes of this Article 2. The Arbitrator shall be instructed to perform its services within a reasonable period after the submission of the Closing Date Working Capital for its consideration. The fees and expenses for the services of the Arbitrator under this Section 2.3 shall be borne by VENA, on the one hand, and OC and OCVF, on the other hand, in inverse proportion as they may prevail on matters resolved by the Arbitrator, which proportionate allocations shall also be determined by the Arbitrator at the time the determination of the Arbitrator is rendered on the merits of the matters submitted.

                    (D) OC and OCVF agree to permit VENA and its
               representatives, during normal business hours, to have reasonable access to the personnel, and to examine and make copies of all books and records, of Company and the Subsidiaries, including, but not limited to, the books, records, schedules, work papers and audit programs of Company and the Subsidiaries, and the work papers of OC's independent auditors that, in each case, have or contain information reasonably related to the calculation of the Closing Date Working Capital delivered by OCVF in accordance with Section 2.3.(b)(ii)(A).

                    (E) To the extent that any account receivable of Company
               or any of the Subsidiaries existing as of the Closing Date is assigned no value for purposes of the Closing Date Working Capital calculation, OC and OCVF shall cause to be transferred, for no additional consideration, such account receivable to VENA, without recourse, and VENA shall have the right to attempt to collect, for its own account, such account receivable.

          2.4 Manner of Payment.

          Payments under this Article 2 shall be made by wire transfer of immediately available funds to an account designated by the recipient thereof not less than 48 hours prior to the time for payment specified herein. In addition, all payments made under this Article 2 shall be made free and clear of any withholding Taxes (as hereinafter defined).

3.   REPRESENTATIONS AND WARRANTIES OF VENA

          Except as set forth in the disclosure schedule delivered by VENA to OCVF prior to the execution of this Agreement (the "Disclosure Schedule"), VENA makes the following representations and warranties to OC and OCVF, each of which is true and correct on the date hereof and as of the Closing Date, shall be unaffected by any investigation heretofore or hereafter made by OC or OCVF, or any knowledge of OC or OCVF other than as specifically disclosed in the Disclosure Schedule delivered to OC and OCVF at the time of the execution of this Agreement, and shall survive the Closing of the transactions provided for herein:



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          3.1 Corporate.

          3.1(a) Organization. Each of Company, VENA and Vitro is a corporation duly organized and validly existing under the laws of Mexico.

          3.1(b) Corporate Power. Each of Company, VENA and Vitro has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as such is now being conducted.

          3.1(c) Qualification. Company is duly licensed or qualified to do business as a foreign corporation, and is in good standing (except, in the case of good standing, in any jurisdiction that does not recognize such concept), in each jurisdiction wherein the character of the properties owned or leased by it, or the nature of its business, makes such licensing or qualification necessary, other than such jurisdictions in which the failure to be so licensed, qualified or in good standing, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect. "Company Material Adverse Effect" shall mean any state of facts, change, development, effect or occurrence (any such item, an "Effect") that is materially adverse to the assets, properties, liabilities, business, results of operations, condition (financial or otherwise) or prospects of Company and the Subsidiaries, taken as a whole; provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been, or will be, a Company Material Adverse Effect: (a) actions or omissions of Company or any of the Subsidiaries taken with the prior written consent of OC or OCVF or (b) any Effect to the extent (i) generally affecting the Mexican or United States economy in general or securities or financial market conditions in Mexico or the United States, (ii) generally affecting the industries in which Company or the Subsidiaries operate or (iii) resulting from the announcement or pendency of the sale of the Shares or the other transactions contemplated by this Agreement or the Ancillary Instruments (as hereinafter defined). The jurisdictions in which Company is licensed or qualified to do business are listed in Schedule 3.1(c).

          3.1(d) Subsidiaries.

          Schedule 3.1(d) sets forth (i) the name, jurisdiction of organization, capitalization, ownership and, as of the date of this Agreement, the officers (directores) and directors (consejeros) of each corporation or other entity in which Company has a direct or indirect controlling equity interest and the jurisdictions in which each such corporation or other entity is qualified or licensed to do business as a foreign corporation or other entity and (ii) the names, jurisdiction of organization and Company's ownership of all other corporations or other entities in which Company has a direct or indirect equity interest. Company does not own, directly or indirectly, any capital stock or other equity securities of any corporation or have any direct or indirect equity or other ownership interest in any entity or business. All of the outstanding shares of capital stock of each Subsidiary are free and clear of any Liens (as hereinafter defined), and are validly issued, fully paid and nonassessable. There are no (a) securities convertible into or exchangeable for the capital stock or other securities of any Subsidiary, (b) options, warrants or other rights to purchase or subscribe to capital stock or other securities of any Subsidiary or securities which are convertible into or exchangeable for capital stock or other securities of any Subsidiary, or (c) contracts, commitments, agreements, understandings or arrangements of any kind relating to the voting, issuance, sale or transfer of any capital stock or other equity securities of any Subsidiary, any such convertible or exchangeable securities or any such options, warrants or other rights. Each Subsidiary (x) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation (except, in the case of good standing, for entities organized under the laws of any jurisdiction that does not recognize such concept), (y) has all requisite corporate power and authority to carry on its business as it is now being conducted and to own, operate and lease its properties, and (z) is in good standing (except in any jurisdiction that does not recognize such concept) and is duly qualified or licensed to do business as a foreign corporation in each of the jurisdictions listed under the name of such Subsidiary in Schedule 3.1(d), which are the only jurisdictions in which such Subsidiary is required to be so qualified or licensed, other than, in each case, such jurisdictions in which the failure to be so licensed, qualified or in good standing is not reasonably likely to have a Company Material Adverse Effect. The organizational documents of each Subsidiary, including any amendments thereto through the date of this Agreement, which have been heretofore delivered by VENA to OC and OCVF, are true, correct and complete copies of such instruments as in effect on the date of this Agreement.

          3.1(e) Organizational Documents, etc. The copies of the organizational documents of VENA and Company, including any amendments thereto through the date of this Agreement, which have been delivered by VENA to OC and OCVF are true, correct and complete copies of such instruments as in effect on the date of this Agreement. The directors and officers, as of the date of this Agreement, of Company are listed in Schedule 3.1(e).

          3.1(f) Capitalization of Company. The authorized capital stock of Company, as of the date of the Agreement, consists entirely of 1,013,726 shares of Series "A" common stock, par value 0.10 Mexican pesos per share, and 675,820 shares of Series "B" common stock, par value 0.10 Mexican pesos per share, all of which are owned of record and beneficially, free and clear of any and all Liens, solely by the shareholders set forth in Schedule 3.1(f) in the amounts set forth opposite their names. All such shares of capital stock of Company are, and those shares issued to VENA pursuant to Sections 5.6 and
5.8 of this Agreement, as of the Closing, will be validly issued, fully paid and nonassessable. There are no (a) securities convertible into or exchangeable for any of Company's capital stock or other securities, (b) except pursuant to this Agreement, options, warrants or other rights to purchase or subscribe to capital stock or other securities of Company or securities which are convertible into or exchangeable for capital stock or other securities of Company, or (c) except for this Agreement, contracts, commitments, agreements, understandings or arrangements of any kind relating to the voting, issuance, sale or transfer of any capital stock or other equity securities of Company, any such convertible or exchangeable securities or any such options, warrants or other rights.

          3.1(g) Corporate Records. The minute books and share registry books of Company and the Subsidiaries contain complete and accurate records of the organizational documents, by-laws and powers of attorney of Company and the Subsidiaries, and of all meetings of the boards of directors (Consejos de Administracion) or shareholders of Company and the Subsidiaries held during the 10 years immediately preceding the date of this Agreement (and, where applicable, all calls duly published relating to such meetings), and accurately reflect all other corporate action of the shareholders and boards of directors (Consejos de Administracion) of Company and the Subsidiaries authorized or ratified during the 10 years immediately preceding the date of this Agreement. To VENA's knowledge, to the extent that any of the share registry books of Company and the Subsidiaries are incomplete or inaccurate, nothing that would have been contained therein if such share registry books were complete and accurate is reasonably likely to have a Company Material Adverse Effect. Each of Company and the Subsidiaries has completed all corporate registrations, recordings and filings as are required to be completed by it in accordance with applicable laws.

3.2  Company; VENA; Vitro.

          3.2(a) Power. To the extent a party hereto or thereto, each of Company, VENA and Vitro has all requisite power and authority to enter into, execute and deliver this Agreement and the other agreements and instruments delivered in connection with this Agreement (such other agreements and instruments sometimes referred to herein as "Ancillary Instruments"), and to carry out the transactions contemplated hereby and thereby.

          3.2(b) Authorization and Consents. To the extent a party hereto or thereto, the execution and delivery of this Agreement and the Ancillary Instruments, and full performance thereunder, by Company, VENA and Vitro have been duly authorized by the boards of directors of Company, VENA and Vitro, respectively, and no other or further corporate act on the part of Company, VENA or Vitro is necessary therefor. Except for the approval of the Mexican Federal Competition Commission and such that may be required solely by reason of OC's or OCVF's (as opposed to any other third party's) participation in the transactions contemplated hereby and in the Ancillary Instruments, there are no material consents of any Governmental Entity (as hereinafter defined) which are required to be obtained by Company, any of the Subsidiaries, VENA or Vitro to permit completion by Company, VENA or Vitro of the transactions contemplated hereby in accordance with the terms of this Agreement or the Ancillary Instruments. No material waiver, approval, permit or authorization of, or declaration or filing with, or notification to, any Governmental Entity is required to be made or obtained by Company, any of the Subsidiaries, VENA or Vitro in connection with the execution and delivery of this Agreement or any of the Ancillary Instruments, or in connection with the consummation of the transactions contemplated hereby and thereby, or the compliance by Company, VENA or Vitro with any of the provisions hereof or thereof, except for those that may be required solely by reason of OC's and OCVF's (as opposed to any other third party's) participation in the transactions contemplated hereby and in the Ancillary Instruments, and for the approval of the Mexican Federal Competition Commission.

          3.2(c) Validity. This Agreement has been duly and validly executed and delivered by VENA and Vitro, and assuming this Agreement constitutes the legal, valid and binding obligation of the each of OC and OCVF, enforceable against each in accordance with its terms, is the legal, valid and binding obligation of VENA and Vitro, enforceable against both VENA and Vitro in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally, and by general equitable principles. Assuming the Ancillary Instruments constitute the legal, valid and binding obligations of each of OC and OCVF that is party thereto, enforceable against OC and OCVF, as the case may be, in accordance with their terms, the Ancillary Instruments, when executed and delivered at or prior to Closing by each of Company, VENA or Vitro that is a party thereto, will constitute the legal, valid and binding obligations of Company, VENA and Vitro enforceable against Company, VENA and Vitro, as the case may be, in accordance with their terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally, and by general equitable principles.

          3.2(d) Title. VENA has good and marketable title to the Current Shares and the Subsidiary Shares and, as of the Closing, shall have good and marketable title to the Shares and the Subsidiary Shares, free and clear of all Liens, voting trusts or agreements and proxies. Assuming OCVF has the requisite power and authority to be the lawful owner of the Shares and the Subsidiary Shares, upon (i) delivery to OCVF, or its assignees, at the Closing of certificates representing the Shares and the Subsidiary Shares, duly endorsed "in property" (endoso en propiedad) by VENA for transfer to OCVF, or its assignee, (ii) VENA's receipt of the Purchase Price and (iii) the recordation by the Secretary of Company of the transfer of the Shares and the Subsidiary Shares to OCVF, or its assignee, by VENA in the share registry book of Company, good and valid title to the Shares will pass to OCVF, or its assignee, free and clear of any and all Liens, voting trusts or arrangements and proxies, in each case, other than those arising from acts of OCVF or its Affiliates. For purposes of this Agreement, the term "Affiliate" shall mean, with respect to any specified person and entity, any person or entity directly or indirectly controlling, controlled by or under common control with such specified person or entity. For the purposes of this definition, "control," when used with respect to any person or entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

          3.3 No Violation.

          Neither the execution and delivery of this Agreement or the Ancillary Instruments by Company, VENA or Vitro nor the consummation by Company, VENA or Vitro of the transactions contemplated hereby and thereby (a) will violate any current material statute, law, ordinance, rule or regulation (collectively, "Laws") applicable to Company, any of the Subsidiaries, VENA or Vitro, or any order, writ, injunction, judgment, plan or decree (collectively, "Orders") applicable to Company, any of the Subsidiaries, VENA or Vitro of any court, arbitrator, department, commission, board, bureau, agency, authority, instrumentality or other body, whether federal, state, municipal, foreign or other (collectively, "Governmental

Entities"), or (b) will violate or conflict with, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by, or result in the creation of any Lien upon any of the assets of VENA, Company or any of the Subsidiaries (including the Shares) under, any term or provision of the organizational documents of VENA, Company or any of the Subsidiaries, or of any material contract, commitment, understanding, arrangement or agreement to which VENA, Company or any of the Subsidiaries is a party or by which any of their respective assets or properties may be bound or affected, other than, in the case of items relating to VENA described in clauses (a) and (b) above, and without regard to any qualifications for materiality therein, any such items that, individually or in the aggregate, are not reasonably likely to have a material adverse effect on the ability of VENA (x) to perform its obligations under this Agreement and the Ancillary Instruments to which it is a party or (y) to consummate the sale of the Shares, the other transactions contemplated hereby and the transactions contemplated by the Ancillary Instruments to which it is a party.

          3.4 Financial Statements.

               Included as Schedule 3.4 are true and complete copies of the consolidated financial statements of Company and the Subsidiaries consisting of (i) consolidated balance sheets of Company and the Subsidiaries as of December 31, 2002, 2001 and 2000, and the related consolidated statements of income and changes in financial position for the years then ended (including the notes contained therein or annexed thereto), which financial statements have been reported on, and are accompanied by, the signed, unqualified opinions of Deloitte & Touche LLP, independent auditors for Company and the Subsidiaries for such years, and (ii) a consolidated unaudited balance sheet of Company and the Subsidiaries as of November 30, 2003 (the "Recent Balance Sheet"), and the related unaudited consolidated statements of income and changes in financial position for the 11 months then ended (including the notes and schedules contained therein or annexed thereto). All of such financial statements (including all notes and schedules contained therein or annexed thereto) (the "Financial Statements") have been prepared in accordance with GAAP (except, in the case of unaudited statements, for (x) the normal, recurring year-end audit adjustments and (y) the absence of footnote disclosure) applied on a consistent basis (except in each case as described in the notes thereto), and on that basis fairly present the consolidated financial position, the results of operations and changes in financial position of Company and the Subsidiaries as of the dates and for the years and periods indicated.

          3.5 Tax Matters.

"Pre-Closing Tax Period" shall mean any taxable period ending on or before the Closing Date and the portion of any taxable period that includes but does not end on the Closing Date.

"Tax" or "Taxes" shall mean all federal, state, foreign, county, local and other income, ad valorem, excise, profits, franchise, occupation, property, payroll, sales, use, gross receipts, value-added and other taxes (and any interest and penalties relating thereto).

"Taxing Authority" shall mean any domestic, foreign, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising Tax regulatory authority.

"Tax Return" or "Tax Returns" shall mean all returns, declarations of estimated tax payments, reports, estimates, information returns and statements, including any related or supporting information with respect to any of the foregoing, filed or to be filed with any Taxing Authority in connection with the determination, assessment, collection or administration of any Taxes.

          3.5(a) Provision for Taxes. The provision made for Taxes on the Recent Balance Sheet is sufficient for the payment of all unpaid Taxes and assessments, whether or not disputed, at the date of the Recent Balance Sheet and for all years and periods prior thereto. Since the date of the Recent Balance Sheet, neither Company nor any of the Subsidiaries has incurred any Taxes other than Taxes (x) incurred in the ordinary course of business consistent in type and amount with past practices of Company or any of the Subsidiaries and (y) that have been paid prior to the date hereof.

          3.5(b) Tax Returns Filed. All federal, state, foreign, county, local and other Tax Returns required to be filed by or on behalf of Company and the Subsidiaries have been timely filed and when filed were true and correct in all material respects, and the Taxes shown as due thereon were paid or adequately accrued. True and complete copies of all Tax Returns or reports filed by Company and the Subsidiaries for each of their five most recent fiscal years have been made available to OC prior to the date of this Agreement.

          3.5(c) No Audit or Legal Proceedings. No federal, state, local or foreign audits or other legal proceedings are presently pending with regard to any Taxes or Tax Returns of Company and the Subsidiaries nor has Company or any of the Subsidiaries received a written notice of any pending Tax audits or Tax-related legal proceedings.

          3.5(d) No Deficiency or Claim. No Taxing Authority has asserted in writing or, to VENA's knowledge, is threatening to assert, against Company or any of the Subsidiaries any deficiency or claim for Taxes.

          3.5(e) No Liens. There are no Liens for Taxes upon any property or asset of Company or any of the Subsidiaries, except for Liens for Taxes not yet due and payable.

          3.5(f) Withholdings. Each of Company and the Subsidiaries has withheld from each payment made by it to any of its present or former employees, officers, directors and to all other applicable persons, the amount of all Taxes and other deductions required to be withheld therefrom and has paid the same to the proper Taxing Authority or other Governmental Entity within the time frame prescribed under any applicable legislation or regulation or, if not due, has made adequate provision in its books and records and financial statements therefor.

          3.5(g) Consolidated Group. Company has filed in each instance when required a separate corporate Tax Return and also has been included as part of the consolidated Tax filing of the Vitro Group (as hereinafter defined). The removal of Company and the Subsidiaries from Vitro Group's consolidated Tax filing shall not cause any Taxes to be assessed on Company or any of the Subsidiaries. For purposes of this Section 3.5(g), "Vitro Group" shall mean Vitro, S.A. de C.V. and those of its subsidiaries that are consolidated with it for Mexican tax purposes.

          3.6 Accounts Receivable.

               All accounts receivable of Company and the Subsidiaries reflected on the Recent Balance Sheet, and as incurred in the normal course of business since the date thereof, represent arm's length sales actually made in the ordinary course of business; are, to VENA's knowledge, collectible (net of the reserve shown on the Recent Balance Sheet for doubtful accounts) in the ordinary course of business without the necessity of commencing legal proceedings; to VENA's knowledge, are subject to no counterclaim or setoff; and, to VENA's knowledge, are not in dispute. Schedule 3.6 contains an aged schedule, as of the last day of the month immediately preceding the date of this Agreement, of accounts receivable included in the Recent Balance Sheet, specifically identifying any accounts receivable owed to Company or any of the Subsidiaries by Vitro Chemical Fibers and Mining, Inc. ("Vitro Chemical"). All accounts receivable of Company and the Subsidiaries reflected on their respective books and records on the Closing Date represent arm's-length sales actually made in the ordinary course of business.

          3.7 Inventory.

               3.7(a) The inventory of Company and the Subsidiaries reflected on the Recent Balance Sheet consisted of a quality and quantity useable and saleable in the ordinary course of business (subject, in the case of raw materials and work-in-process, to the completion of the production process), in the aggregate, had a commercial value at least equal to the value shown on such balance sheet and is valued in accordance with GAAP at the lower of cost (on a FIFO basis) or market. All inventory purchased since the date of such balance sheet consists of a quality and quantity useable and saleable in the ordinary course of business (subject, in the case of raw materials and work-in-process, to the completion of the production process).

               3.7(b) Schedule 3.7(b) contains a complete and accurate list, as of December 31, 2003, of all inventory held by Vitro Chemical acquired from Company or any of the Subsidiaries (the "Vitro Chemical Inventory"). The Vitro Chemical Inventory consists of a quality and quantity useable and saleable in the ordinary course of business of Vitro Chemical. All Vitro Chemical Inventory purchased by Vitro Chemical since December 31, 2003 consists of a quality and quantity useable and saleable in the ordinary course of business of Vitro Chemical.

          3.8 Absence of Certain Changes.

               Except as and to the extent set forth in the Recent Balance Sheet (and the notes thereto), from January 1, 2003 through and including the date of this Agreement, there has not been:

               3.8(a) No Material Adverse Change. A Company Material Adverse Effect;

               3.8(b) No Damage. Any loss, damage or destruction, whether covered by insurance or not, material to Company's and the Subsidiaries' business or properties, taken as a whole;

               3.8(c) No Increase in Compensation. Other than in the ordinary course of business, any increase in the compensation, salaries or wages payable or to become payable to any employee or agent of Company or any of the Subsidiaries (including, without limitation, any increase or change pursuant to any bonus, pension, profit sharing, retirement or other plan or commitment), or any bonus or other employee benefit granted, made or accrued;

               3.8(d) No Commitments. Any commitment or transaction by Company or any of the Subsidiaries (including, without limitation, any borrowing or capital expenditure) other than in the ordinary course of business consistent with past practice or for less than U.S. $50,000;

               3.8(e) No Dividends. Any declaration, setting aside, or payment of any dividend or any other distribution in respect of Company's capital stock; any redemption, purchase or other acquisition by Company of any capital stock of Company, or any security relating thereto; or any other payment to any shareholder of Company as such a shareholder;

               3.8(f) No Disposition of Property. Any sale, lease or other transfer or disposition of any properties or assets of Company or any of the Subsidiaries in excess of U.S. $25,000, except for the sale of inventory items and the disposition of obsolete or worn-out items, in each case, in the ordinary course of business;

               3.8(g) No Indebtedness. Any indebtedness for borrowed money incurred, assumed or guaranteed by Company or any of the Subsidiaries, other than in the ordinary course of business consistent with past practices;

               3.8(h) No Liens. Any mortgage, pledge, lien or encumbrance, other than Permitted Liens and Liens for Taxes that are not yet due and payable, made on any of the properties or assets of Company or any of the Subsidiaries;

               3.8(i) No Amendment of Contracts. Any entering into, amendment or termination by Company or any of the Subsidiaries of any contract that should be listed in Schedule 3.14, or any waiver of material rights thereunder, other than in the ordinary course of business;

               3.8(j) Loans and Advances. Any loan or advance (other than (x) accounts payable created in the ordinary course of business consistent with past practices, (y) prepaid expenses advanced in the ordinary course of business consistent with past practices and (z) advances to employees in the ordinary course of business for travel and entertainment in accordance with past practice) to any person in excess of U.S. $5,000 including, but not limited to, any Related Party. The term "Related Party" shall mean and include all directors and officers of Company; all shareholders, directors and officers of any of the Subsidiaries; the spouse of any such person; any person who would be the heir or descendant of any such person if he or she were not living; and any entity in which any of the foregoing has a direct or indirect interest, except through ownership of less than

          5% of the outstanding shares of any entity whose securities are listed on a national securities exchange or traded in a national over-the-counter market;

               3.8(k) Credit. Any grant of credit to any customer or distributor on terms or in amounts materially more favorable or greater than those which have been extended to such customer or distributor in the past, any other material change in the terms of any credit heretofore extended, or any other material change of Company's or any of the Subsidiaries' policies or practices with respect to the granting of credit; or

               3.8(l) No Unusual Events. Any other event or condition not in the ordinary course of business of Company or any of the Subsidiaries that is material to Company and the Subsidiaries, taken as whole.

          3.9 Absence of Undisclosed Liabilities.

               Except as and to the extent reflected or reserved for on the Financial Statements (and the notes thereto), to VENA's knowledge, neither Company nor any of the Subsidiaries has any liabilities or obligations (secured or unsecured, and whether accrued, absolute, contingent, direct, indirect or otherwise), which liabilities or obligations, individually or in the aggregate, are reasonably likely to have a Company Material Adverse Effect, other than (i) commercial liabilities and obligations incurred since the date of the Recent Balance Sheet in the ordinary course of business and consistent with past practice or (ii) liabilities and obligations related to documents or matters specifically disclosed in the Disclosure Schedules. This
Section 3.9 does not relate to any matters which are the subject of the other representations and warranties contained in this Article 3.

          3.10 No Litigation.

               There is no action, suit, arbitration, proceeding, investigation or inquiry, whether civil, criminal or administrative ("Litigation") pending or, to VENA's knowledge, threatened against Company or any of the Subsidiaries, their respective directors (in such capacity), their respective businesses or any of their respective assets, nor, to VENA's knowledge, is there any basis for any Litigation. Schedule 3.10 identifies all Litigation to which Company or any of the Subsidiaries or any of their respective directors (in such capacity) have been parties since January 1, 2000. Neither Company, any of the Subsidiaries' nor any of their respective businesses or assets are subject to any Order of any Governmental Entity. Notwithstanding the foregoing, the representations and warranties of this
Section 3.10 shall be deemed not breached, as of the Closing Date, by the commencement after the date hereof of any Litigation against Company or any of the Subsidiaries in which the claim for damages against Company or any of the Subsidiaries is less than U.S. $50,000. This Section 3.10 does not relate to Tax matters, which are the subject of Section 3.5, to environmental matters, which are the subject of Section 3.11(c), to labor or employee benefits matters, which are the subject of Sections 3.15 and 3.16, or to intellectual property, which is the subject of Section 3.18.

          3.11 Compliance With Laws and Orders.

               3.11(a) Compliance. Each of Company and the Subsidiaries (including each and all of their respective operations, practices, properties and assets) is in compliance in all material respects with all applicable Laws and Orders, including, without limitation, those applicable to trade practices, competition and pricing, product warranties, zoning, building and sanitation and product advertising. Since January 1, 2000, neither Company nor any of the Subsidiaries has received written or, to VENA's knowledge, oral notice of any material violation or alleged material violation of any Laws or Orders. All reports and returns required to be filed by Company or any of the Subsidiaries with any Governmental Entity have been filed, and were accurate and complete in all material respects when filed. Without limiting the generality of the foregoing, the operations of Company's or any of the Subsidiaries' business, as currently conducted, do not, nor does any condition existing at any of the Facilities, in any manner constitute a nuisance or other tortious interference with the rights of any person or persons in such a manner as to give rise to or constitute the grounds for a suit, action, claim or demand by any such person or persons seeking material compensation or damages or seeking to restrain, enjoin or otherwise prohibit any material aspect of the conduct of such business or the manner in which it is now conducted. This Section 3.11(a) does not relate to Tax matters, which are the subject of Section 3.5, to environmental matters, which are the subject of 3.11(c) or to labor or employee benefits matters which are the subject of Sections 3.15 and 3.16.

               3.11(b) Licenses and Permits. Each of Company and the Subsidiaries has all licenses, concessions, permits, approvals, authorizations, certificates and consents ("Permits") of all Governmental Entities required for the conduct of the business (as presently conducted) and operation of the Facilities, other than Permits the failure of which to have, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. All such Permits are described in Schedule 3.11(b), are in full force and effect, and will not be affected or made subject to loss, limitation or any obligation to reapply as a result of the transactions contemplated hereby. Each of Company and the Subsidiaries (including their respective operations, properties and assets) is and, since January 1, 2000, has been in compliance with all such Permits, other than instances of non-compliance that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. This Section 3.11(b) does not relate to environmental matters, which are the subject of Section 3.11(c).

               3.11(c) Environmental Matters. The applicable Laws relating to pollution or protection of the environment, including Laws relating to emissions, discharges, generation, storage, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic, hazardous or petroleum or petroleum-based substances or wastes ("Waste") into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Waste, including, without limitation, the Mexican Constitution, the applicable International Treaties, the General Law of Environmental Balance and Protection (Ley General de Equilibrio Ecologico y Proteccion al Ambiente) and its regulations, the National Waters Law (Ley de Aguas Nacionales) and its regulations, as amended, and their state and local counterparts are herein collectively referred to as the "Environmental Laws." Each of Company and the Subsidiaries is in compliance in all material respects with all applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws or contained in any applicable regulations, code, order, decree, judgment, injunction or legally enforceable notice, plan or demand letter issued, entered, promulgated or approved thereunder by any Governmental Entity. There is no material Litigation nor any material demand, claim, hearing or notice of violation pending or, to VENA's knowledge, threatened against Company or any of the Subsidiaries relating in any way to the Environmental Laws or any Order issued, entered, promulgated or approved thereunder.

3.12 Title to and Condition of Properties.

     3.12(a) Marketable Title. Each of Company and the Subsidiaries has good and marketable title to all of their respective assets, business and properties, including, without limitation, all such properties (tangible and intangible) reflected in the Recent Balance Sheet, except for inventory and obsolete or worn-out equipment disposed of in the ordinary course of business since the date of such Recent Balance Sheet, free and clear of all mortgages, liens (statutory or otherwise), security interests, claims, pledges, licenses, equities, options, conditional sales contracts, assessments, levies, easements, covenants, rights-of-way, exceptions, charges or encumbrances of any nature whatsoever (collectively, "Liens") except (i) Liens for Taxes that are not yet due and payable or that may thereafter be paid without penalty,
(ii) Liens that secure obligations that are reflected as liabilities on the Recent Balance Sheet and which are specifically identified in the notes to the Recent Balance Sheet, (iii) easements, covenants, rights-of-way and other similar restrictions of record, (iv) any conditions that may be shown by a current, accurate survey or physical inspection of any property of Company or the Subsidiaries made prior to the date of this Agreement, (v)(A) zoning, building or other similar restrictions, (B) Liens that have been placed by any developer, landlord or other third party on property over which Company or any Subsidiary has easement rights or on any other property leased by Company or any Subsidiary and subordination or similar agreements relating thereto and
(C) unrecorded easements, covenants, rights-of-way and other similar restrictions and (vi) other imperfections of title or encumbrances, if any, that, individually or in the aggregate, are not reasonably likely to impair the continued use and operation of the assets to which they relate in the conduct of the business of Company and the Subsidiaries as presently conducted, except that none of the items set forth in clauses (iv) and (v) above, individually or in the aggregate, is reasonably likely to materially impair the continued use and operation of the assets to which they relate in the conduct of the business of Company and the Subsidiaries as presently conducted (the Liens described in clauses (i) through (vi) above, are referred to collectively as "Permitted Liens"). Company's or any of the Subsidiaries' title thereto will not be affected in any way by the transactions contemplated hereby.

     3.12(b) Condition. All material property and assets owned or utilized by Company or any of the Subsidiaries are in good operating condition and repair such that they are sufficient to carry on the business of Company or any of the Subsidiaries as conducted during the preceding 12 months. All buildings, plants and other structures owned or otherwise utilized by Company or any of the Subsidiaries are in good condition and repair and have no material structural defects or material defects affecting the plumbing, electrical, sewerage, or heating, ventilating or air conditioning systems.

     3.12(c) Real Property. Schedule 3.12(c) sets forth all real property owned, used or occupied by Company or any of the Subsidiaries (the "Real Property"), including a description of all land, and all material encumbrances, easements or rights of way of record (or, if not of record, of which Company or any of the Subsidiaries has notice or knowledge) granted on or appurtenant to or otherwise affecting such Real Property, the zoning classification thereof, and all plants, buildings or other structures located thereon. All of the Real Property has permanent rights of access to dedicated public highways.

     3.12(d) No Condemnation or Expropriation. Neither the whole nor any portion of the property or any other assets of Company or any of the Subsidiaries is subject to any Order to be sold or is being condemned, expropriated or otherwise taken by any Governmental Entity with or without payment of compensation therefor, nor to VENA's knowledge, has any such condemnation, expropriation or taking been proposed or threatened or any discussions or negotiations which could lead to any such condemnation, expropriation or taking have occurred.

3.13 Insurance.

               Set forth in Schedule 3.13 is a complete and accurate list, as of the date of this Agreement, and description of all policies of fire, general liability, product liability, workers compensation, health and other forms of insurance presently in effect with respect to the business and properties of Company or any of the Subsidiaries, true and correct copies of which have heretofore been made available to OC and OCVF prior to the date of this Agreement. Schedule 3.13 includes, without limitation, the carrier, the description of coverage, the limits of coverage, retention or deductible amounts, amount of annual premiums, date of expiration and the date through which premiums have been paid with respect to each such policy, and any pending claims in excess of U.S. $50,000. All such policies are valid, outstanding and enforceable policies. No notice of cancellation or termination has been received with respect to any such policy. Since January 1, 2000, all products liability and general liability policies maintained by or for the benefit of the Company or any of the Subsidiaries have been "occurrence" policies and not "claims made" policies. There is no claim by Company or any of the Subsidiaries pending under any such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies, and VENA knows of no basis for denial of any claim under any such policy.

3.14 Contracts and Commitments.

     3.14(a) Real Property Leases. Except as set forth in Schedule 3.14(a), neither Company nor any of the Subsidiaries has leases of real property pursuant to which aggregate payments in excess of U.S. $50,000 are or will be due over such lease's term or to which the term extends for at least six (6) months beyond the date of this Agreement.

     3.14(b) Personal Property Leases. Except as set forth in Schedule 3.14(b), neither Company nor any of the Subsidiaries has leases of personal property with a term in excess of one (1) year or pursuant to which aggregate payments in excess of U.S. $25,000 are or will be due over such lease's term.

     3.14(c) Purchase Commitments. Except as set forth in Schedule 3.14(c), as of the date of this Agreement, neither Company nor any of the Subsidiaries has any purchase commitments (other than purchase agreements between the Company and any of the Subsidiaries) for inventory items or supplies in excess of three (3) months normal usage, or U.S. $50,000.

     3.14(d) Sales Commitments. Except as set forth in Schedule 3.14(d), as of the date of this Agreement, neither Company nor any of the Subsidiaries has any sales contracts or commitments to customers or distributors, pursuant to which goods or services with value in excess of U.S. $50,000 have been or will be delivered.

     3.14(e) Contracts With Related Parties, Affiliates and Certain Others. Except as set forth in Schedule 3.14(e), neither Company nor any of the Subsidiaries has any lease, agreement, understanding, contract, commitment, liability or other enforceable obligation (written or oral) with any Related Party, Affiliate or any employee, agent, consultant, distributor, dealer or franchisee of Company or the Subsidiaries that is not cancelable by Company or any of the Subsidiaries on notice of not longer than 30 days without liability, penalty or premium of any nature or kind whatsoever or pursuant to which aggregate payments in excess of U.S. $10,000 are or will be due over the term of such lease, agreement, understanding, contract, commitment, liability or other enforceable obligation.

     3.14(f) Powers of Attorney. Except as set forth in Schedule 3.14(f), neither Company nor any of the Subsidiaries has given a power of attorney, which is currently in effect, to any person, firm or corporation for any purpose whatsoever.

     3.14(g) Collective Bargaining Agreements. Except as set forth in Schedule 3.14(g), neither Company nor any of the Subsidiaries is a party to any collective bargaining agreements with any unions, guilds, shop committees or other collective bargaining groups.

     3.14(h) Loan Agreements. Except as set forth in Schedule 3.14(h), neither Company nor any of the Subsidiaries is obligated under any loan agreement, promissory note, letter of credit, or other evidence of indebtedness for borrowed money as a signatory, guarantor or otherwise.

     3.14(i) Guarantees. Except as set forth in Schedule 3.14(i), neither Company nor any of the Subsidiaries has guaranteed the payment or performance of any person, firm or corporation, agreed to indemnify any person or act as a surety, or otherwise agreed to be contingently or secondarily liable for the obligations of any person.

     3.14(j) Contracts Subject to Renegotiation. Except as set forth in
Schedule 3.14(j), neither Company nor any of the Subsidiaries is a party to any contract with any Governmental Entity which by such contract's terms is subject to renegotiation.

     3.14(k) Burdensome or Restrictive Agreements. Except as set forth in
Schedule 3.14(k), neither Company nor any of the Subsidiaries is a party to, nor are any of them bound by, any agreement requiring Company or any of the Subsidiaries to assign any interest in any material trade secret or proprietary information owned by it, or prohibiting or restricting Company or any of the Subsidiaries from competing in any business or geographical area or soliciting customers or otherwise restricting it from carrying on its business anywhere in the world.

     3.14(l) Other Material Contracts. Neither Company nor any of the Subsidiaries has any lease, contract or commitment pursuant to which aggregate payments in excess of U.S. $125,000 are or will be due over such lease's, contract's or commitment's term, requires performance after the first anniversary of the date of this Agreement, or which is otherwise individually material to the operations of Company or any of the Subsidiaries, except as explicitly described in Schedule 3.14(l) or in any other Schedule.

     3.14(m) Vitro Chemical Contracts. Except as set forth in Schedule 3.14(m), Vitro Chemical is not a party to, nor is bound by, any agreement to sell any inventory held by it, which was purchased by Vitro Chemical from Company or any of the Subsidiaries (any such agreements, the "Vitro Chemical Contracts"). Neither Vitro nor any Affiliate of Vitro (other than VENA, Company, any of the Subsidiaries or Vitro Chemical) is a party to, nor is bound by, any agreement to sell any inventory held by it, which was purchased by it from Company or any of the Subsidiaries. Vitro Chemical is not in material default under any such agreement, nor has any event or omission occurred which through the passage of time or the giving of notice, or both, would constitute a material default thereunder or cause the acceleration of any of Vitro Chemical's material obligations thereunder or result in the creation of any Lien on any of the assets owned or used by Vitro Chemical. To VENA's knowledge, no third-party is in default under any such agreement nor, to VENA's knowledge, has any event or omission occurred which, through the passage of time or giving of notice, or both, would constitute a default by such third party thereunder or give rise to an automatic termination, or the right of discretionary termination, thereof.

     3.14(n) No Default. Neither Company nor any of the Subsidiaries is in material default under any lease, contract or commitment that should be listed in Schedule 3.14, nor has any event or omission occurred which through the passage of time or the giving of notice, or both, would constitute a material default thereunder or cause the acceleration of any of Company's or any of the Subsidiaries' material obligations thereunder or result in the creation of any Lien on any of the assets owned, used or occupied by Company or any of the Subsidiaries. To VENA's knowledge, no third party is in default under any lease, contract or commitment to which Company or any of the Subsidiaries is a party, nor, to VENA's knowledge, has any event or omission occurred which, through the passage of time or the giving of notice, or both, would constitute a default by such third party thereunder or give rise to an automatic termination, or the right of discretionary termination, thereof.

     3.14(o) Copies of Contracts. True, correct and complete copies of all contracts, agreements, commitments and instruments of any kind referenced in this Section 3.14 have heretofore been made available to OC and OCVF prior to the date of this Agreement.

3.15 Labor Matters.

     3.15(a) Since January 1, 2000, neither Company nor any of the Subsidiaries has experienced any labor strikes, disputes or disturbances; union organization attempts or requests for representation; any work slowdown or stoppage due to labor disagreements in connection with its business; and, to VENA's knowledge, no such actions or events are threatened against Company or any of the Subsidiaries, in each case, other than routine individual grievances which are not material to the business, financial condition or results of operations of Company or any of the Subsidiaries.

     3.15(b) Each of Company and the Subsidiaries is in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, retirement, labor relations and wages and hours, including all such Laws and Orders relating to discrimination in employment, social security, housing, pension funds, collective bargaining, occupational safety and health.

     3.15(c) There is no unfair labor practice charge or complaint before any Governmental Entity against Company or any of the Subsidiaries pending or, to VENA's knowledge, threatened. There are no administrative charges or court complaints against Company or any of the Subsidiaries concerning alleged employment discrimination or other employment related matters pending or, to VENA's knowledge, threatened before any Governmental Entity.

     3.15(d) No grievance which is reasonably likely to have a Company Material Adverse Effect, nor any arbitration proceeding arising out of or under collective bargaining agreements, is pending and, to VENA's knowledge, no such claim therefor exists.

     3.15(e) Company has made, or caused to be made, all provisions applicable as required by GAAP related to the annual distribution of profits to employees (reparto de utilidades) of Company and the Subsidiaries.

     3.15(f) The representations and warranties in this Section 3.15 shall be deemed not breached by any labor strike, dispute, disturbance, disagreement, grievances or any work stoppage or slowdown, secondary boycott, questions concerning representation, administrative charge, court complaint or arbitration proceeding resulting from the announcement or pendency of the sale of the Shares or the other transactions contemplated by this Agreement or the Ancillary Instruments.

3.16 Employee Benefit Plans.

     3.16(a) Disclosure. Schedule 3.16(a) sets forth a complete and accurate list, as of the date of this Agreement, of each material employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended), including, but not limited to, pension, thrift, savings, profit sharing, retirement, incentive bonus or other bonus, medical, dental, life, accident insurance, benefit, employee welfare, disability, group insurance, stock purchase, stock option, stock appreciation, stock bonus, phantom stock, executive or deferred compensation, hospitalization and other similar employee fringe or benefit plans, programs and arrangements, and any material employment or consulting contracts, agreement that could result in any "excess parachute payment" (as defined in Section 280G of the Internal Revenue Code of 1986, as amended), collective bargaining agreements, severance agreements or plans, termination and retention, vacation and sick leave plans, programs, arrangements and policies or understandings, whether written or unwritten, including, without limitation, all employee manuals, and all material written or binding oral plans, policies, arrangements or understandings relating to employment, which are provided to, for the benefit of, or relate to, any persons ("Business Employees") employed by Company or any of the Subsidiaries. The items described in the foregoing sentence are hereinafter sometimes referred to collectively as "Employee Plans/Agreements," and each individually as an "Employee Plan/Agreement." True and correct copies of all the Employee Plans/Agreements, including all amendments thereto, have heretofore been made available to OC prior to the date of this Agreement.

               3.16(b) Payments and Compliance. With respect to each Employee Plan/Agreement, except as are not reasonably likely to have a Company Material Adverse Effect, (i) all contributions and payments required by Law or any Employee Plan/Agreement (including all employer contributions and employee salary contributions for any period on or before the Closing Date) that are or were due from Company and the Subsidiaries to date have been made or properly accrued as liabilities of Company or any of the Subsidiaries and all amounts which have not been paid have been properly recorded on the books of Company or any of the Subsidiaries and are reflected in the Recent Balance Sheet; (ii) each of Company and the Subsidiaries has complied with, and each such Employee Plan/Agreement conforms in form and operation to, all applicable Laws, in all respects and all reports and information relating to such Employee Plan/Agreement required to be filed with any Governmental Entity have been timely filed; (iii) VENA has provided OC complete reports and information relating to each such Employee Plan/Agreement required to be disclosed or provided to participants or their beneficiaries have been timely disclosed or provided; and (iv) there are no actions, suits or claims pending (other than routine claims for benefits) or, to VENA's knowledge, threatened with respect to such Employee Plan/Agreement or against the assets of such Employee Plan/Agreement.

               3.16(c) Post-Termination Benefits. No Employee Plan/Agreement provides benefits, including, without limitation, death or medical benefits (whether or not insured) with respect to current or former Business Employees beyond their retirement or other termination of service other than (i) coverage mandated by applicable Law, (ii) death or retirement benefits under any Employee Plan/Agreement that is an Employee Pension Benefit Plan, (iii) deferred compensation benefits accrued as liabilities on the books of Company or any of the Subsidiaries (including the Recent Balance Sheet), (iv) disability benefits under any Employee Plan/Agreement that is an Employee Welfare Benefit Plan and which is fully provided for by insurance or otherwise or (v) benefits in the nature of severance pay. For purposes of this Agreement, "Employee Pension Benefit Plan" shall mean any plan, fund, or program which was heretofore or is hereafter established or maintained by an employer or by an employer organization, or by both, to the extent that by its express terms or as a result of surrounding circumstances such plan, fund, or program (i) provides retirement income to employees, or (ii) results in a deferral of income by employees for periods extending to the termination of covered employment or beyond, regardless of the method of calculating the contributions made to the plan, the method of calculating the benefits under the plan or the method of distributing benefits from the plan. For purposes of this Agreement, "Employee Welfare Benefit Plan" shall mean any plan, fund, or program which was heretofore or is hereafter established or maintained by an employer or by an employee organization, or by both, to the extent such plan, fund, or program was established or is maintained for the purpose of providing for its participants or their beneficiaries, through the purchase of insurance or otherwise, (A) medical, surgical, or hospital care or benefits, or benefits in the event of sickness, accident, disability, death or unemployment, or vacation benefits, apprenticeship or other training programs, or day care centers, scholarship funds, or prepaid legal services, or (B) any benefit described in section 302(c) of the United States Labor Management Relations Act, 1947 (other than pensions on retirement or death, and insurance to provide such pensions).

     3.16(d) No Triggering of Obligations. The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former Business Employee to any material amount of severance pay, unemployment compensation or other payment, except as expressly provided in this Agreement, (ii) accelerate the time of payment or vesting, or materially increase the amount of compensation due to any such Business Employee or (iii) result in any transaction that is prohibited by any Laws governing or relating to any Employee Plan/Agreement of Company or any of the Subsidiaries.

     3.16(e) Delivery of Documents. Company has made available to OC and OCVF prior to the date of this Agreement, with respect to each Employee Plan/Agreement complete and correct copies of (i) all written plan documents,
(ii) all trust agreements, insurance contracts or other funding arrangements,
(iii) the most recent reports or plan liabilities, if any, and (iv) all amendments and modifications to any such document. With respect to each Employee Plan/Agreement for which an annual report has been filed and delivered to OC and OCVF pursuant to this Section 3.16(e), no material adverse change has occurred with respect to the matters covered by the latest such annual report since the date thereof.

     3.16(f) Future Commitments. Except as required to comply with applicable Law, neither Company nor any of the Subsidiaries has communicated to any Business Employee any intention, announced plan or legally binding commitment to create any additional Employee Plans/Agreements or to amend or modify any existing Employee Plan/Agreement.

     3.17 Employment Compensation.

               Schedule 3.17 contains a true and correct list, as of the last day of the month immediately preceding the date of this Agreement, of all current and former Business Employees to whom Company or any of the Subsidiaries currently pays compensation, including bonuses and incentives, for services rendered or otherwise; and in the case of current Business Employees such list identifies the current annual rate of base compensation and a description of any other employment benefits, including bonuses and incentives, received, or to be received, by each such Business Employees.

     3.18 Intellectual Property Rights.

               Schedule 3.18 lists all material Intellectual Property Rights (as hereinafter defined) owned or licensed by Company or the Subsidiaries ("Company Intellectual Property Rights"), specifying whether such Intellectual Property Rights are owned or licensed by Company or any of the Subsidiaries and also indicating which of such Intellectual Property Rights are registered and whether Company or the Subsidiaries will retain rights to use any licensed Company Intellectual Property Rights. All Company Intellectual Property Rights shown as registered in Schedule 3.18 have been properly registered, all pending registrations and applications have been properly made and filed and all annuity, maintenance, renewal and other fees relating to registrations or applications are current. Neither Company nor any of the Subsidiaries is infringing or, since January 1, 2000, has received written notice of infringement of any Intellectual Property Rights of another in the operation of the business of Company or any of the Subsidiaries, nor, to VENA's knowledge, is any other person infringing Company Intellectual Property Rights. Neither Company nor any of the Subsidiaries has granted any license or made any assignment of any Company Intellectual Property Rights listed on
Schedule 3.18, nor does Company or any of the Subsidiaries pay any royalties or other consideration for the right to use any Company Intellectual Property, in each case, other than to Company or the Subsidiaries. There is no Litigation pending or, to VENA's knowledge, threatened to challenge Company's or any of the Subsidiaries' right, title and interest with respect to its continued use of the Company Intellectual Property Rights and, with respect to Company Intellectual Property identified as owned by Company or any of the Subsidiaries, right to preclude others from using any such Company Intellectual Property. All Company Intellectual Property Rights are valid, enforceable and in good standing, and there are no equitable defenses to enforcement based on any act or omission of Company or any of the Subsidiaries. The consummation of the transactions contemplated hereby will not alter or impair in any material respect any Company Intellectual Property Rights identified as owned by Company or any of the Subsidiaries, except to the extent set forth in Section 5.15. VENA and/or Vitro have the right to grant the licenses in the Company Intellectual Property Rights provided in
Section 5.25. As used herein, the term "Intellectual Property Rights" shall mean and include: (i) all trademark rights, business or corporate identifiers, trade dress, service marks, trade names and brand names, together with all translations, adaptations, derivations and combinations thereof, together with all registrations and applications therefor and all goodwill associated with any of the foregoing; (ii) all copyrightable works, all copyrights, and all registrations and applications and renewals in connection therewith, and all other rights associated with the foregoing and the underlying works of authorship; (iii) all patents and patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, divisionals, revisions, extensions, and reexaminations, or other patent applications based upon any of the foregoing, and any patents or reexamination certificates issuing from any of such divisional, continuation-in-part, renewal, reissue, reexamination, or other patent applications claiming filing priority from any of the foregoing; (iv) all contracts or agreements granting any right, title, license or privilege under the intellectual property rights of any third party; (v) all inventions (whether or not patentable and whether or not reduced to practice), mask works and mask work registrations, know-how, discoveries, improvements, designs, trade secrets, business or technical information (including, but not limited to, ideas, research and development, formulas, compositions, manufacturing and production processes and techniques, quality control procedures, data, plant and tool designs, drawings, specifications, operating manuals, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals, advertising and promotional materials), shop and royalty rights, employee covenants and agreements respecting intellectual property and non-competition and all other types of intellectual property; (vi) all computer software (including source code, executable code, data, databases and related documentation); (vii) all other proprietary rights and all copies and tangible embodiments or obligations of whatsoever kind or nature thereof (in whatever form or medium); and (viii) all claims and rights to collect damages for infringement, misappropriation or breach of any of the foregoing.

     3.19 Major Customers and Suppliers.

          3.19(a) Major Customers. Schedule 3.19(a) contains a list of the 20 largest customers, for each reinforcement and insulation segment, and for sales within and outside Mexico, including distributors, of Company and the Subsidiaries for each of the two (2) most recent fiscal years (determined on the basis of the total U.S. Dollar amount of net sales) showing the total U.S. Dollar amount of net sales to each such customer during each such year. Neither Company nor VENA has received written, or to VENA's knowledge, oral notice that any of the customers listed on
     Schedule 3.19(a) will not continue to be customers of the business of Company or any of the Subsidiaries after the Closing at substantially the same level of purchases as heretofore.

          3.19(b) Major Suppliers. Schedule 3.19(b) contains a list of the 20 largest suppliers to Company and the Subsidiaries, for each reinforcement and insulation segment, for each of the two (2) most recent fiscal years (determined on the basis of the total U. S. Dollar amount of purchases) showing the total U.S. Dollar amount of purchases from each such supplier during each such year. Neither Company nor VENA has received written, or to VENA's knowledge, oral notice that any of the suppliers listed on
     Schedule 3.19(b) will not continue to be suppliers to the business of Company or any of the Subsidiaries after the Closing and, if requested, will not continue to supply the business with substantially the same quantity and quality of goods.

          3.19(c) Dealers and Distributors. Schedule 3.19(c) contains a list, as of the date of this Agreement, of all sales representatives, dealers, distributors and franchisees of Company or any of the Subsidiaries. Representative copies of all sales representative, dealer, distributor and franchise contracts and policy statements, and a description of all substantial modifications or exceptions thereto have been made available to OC and OCVF prior to the date of this Agreement.

          3.19(d) The representations and warranties in this Section 3.19 shall be deemed not breached by a failure of any customer or supplier required to be listed on Schedule 3.19(a) or Schedule 3.19(b) to continue to be a customer or supplier of Company or any of the Subsidiaries after the date hereof, if such failure results from the announcement of pendency of the sale of the Shares or the other transactions contemplated by this Agreement or the Ancillary Instruments.

     3.20 Product Warranty and Product Liability.

               Schedule 3.20 contains true, correct and complete copies of each of Company's and the Subsidiaries' standard product warranty or warranties (as hereinafter defined) in effect as of the date of this Agreement. Schedule 3.20 sets forth a true, correct and complete list of customer complaints for each of the four (4) preceding fiscal years. Schedule
3.20 contains a description of all product liability claims and similar Litigation relating to products manufactured or sold, or services rendered, which are presently pending or which, to VENA's knowledge, are threatened (whether or not covered by insurance). There are no defects in design, construction or manufacture of Products manufactured since January 1, 2000 which would materially adversely affect performance or create an unusual risk of injury to persons or property. None of the Products manufactured since January 1, 2000 has been the subject of any replacement, field fix, retrofit, modification or recall campaign by Company or any of the Subsidiaries and, to VENA's knowledge, no facts or conditions exist which could reasonably be expected to result in such a recall campaign. The Products have been designed and manufactured so as to meet and comply with all publicly available governmental standards and specifications in effect when they were designed or manufactured. The Products manufactured since January 1, 2000 have received all governmental approvals necessary to allow their sale and use. None of the Products manufactured, installed, fabricated, sold, supplied, produced, distributed, released, marketed or disposed of within Mexico, in each case prior to the Closing Date, by Company or any of the Subsidiaries contains or has contained or includes or has included asbestos in any manner or respect; provided, however, that VENA makes no representation or warranty with respect to (i) any claims alleging exposure to Products that contain or include, or have contained or included, asbestos that are brought in any jurisdiction other than Mexico and (ii) the subsequent manufacture, installation, fabrication, sale, supply, production, distribution, release, marketing, disposal or other use of the Products, or any exposure in connection therewith, outside of Mexico by any third parties. As used in this Section 3.20, the term "Products" means any and all products currently or at any time previously manufactured, installed, fabricated, sold, supplied, produced, distributed, released, marketed or disposed of by Company or any of the Subsidiaries under any brand name or mark.

     3.21 Bank Accounts.

               Schedule 3.21 sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which each of Company and the Subsidiaries maintains a safe deposit box, lock box or checking, savings, custodial or other account of any nature, the type and number of each such account and the signatories therefor, a description of any compensating balance arrangements, and the names of all persons authorized to draw thereon, make withdrawals therefrom or have access thereto.

     3.22 Assets Necessary to Restricted Business.

               Except as contemplated by Section 5.25, the assets and properties, tangible and intangible, of Company and the Subsidiaries immediately after the Closing, together with any assets and properties, tangible and intangible, which Company and the Subsidiaries will have the right to use pursuant to, and which are identified in, the Transition Services Agreement, a form of which is attached as Exhibit C hereto, and pursuant to
Section 5.25 of this Agreement, are
sufficient for the conduct of the Restricted Business immediately following the Closing in substantially the same manner as currently conducted.

     3.23 No Brokers or Finders.

               Neither VENA, Company, any of the Subsidiaries nor any of their respective directors, officers, employees or agents, have retained, employed or used any broker or finder in connection with the transaction provided for herein or in connection with the negotiation thereof.

4. REPRESENTATIONS AND WARRANTIES OF OCVF AND OC

               Each of OCVF and OC, jointly and severally, makes the following representations and warranties to VENA, each of which is true and correct on the date hereof and on the Closing Date:

     4.1 Corporate.

          4.1(a) Organization. OC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. OCVF is a corporation duly organized, validly existing and in good standing under the laws of Canada.

          4.1(b) Corporate Power. Each of OC and OCVF has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as such is now being conducted.

          4.1(c) Qualification. Each of OC and OCVF is duly qualified or licensed to do business as a foreign corporation, and is in good standing (except, in the case of good standing, in any jurisdiction that does not recognize such concept), in each jurisdiction wherein the character of the properties owned or leased by it, or the nature of its business, makes such qualification or licensing necessary, other than such jurisdictions in which the failure to be so licensed, qualified or in good standing, individually or in the aggregate, is not reasonably likely to have a material adverse effect on the ability of OC or OCVF (x) to perform its obligations under this Agreement and the Ancillary Instruments to which it is a party or (y) to consummate, or cause the consummation, of the purchase of the Shares, the other transactions contemplated hereby and the transactions contemplated by the Ancillary Instruments to which it is a party.

     4.2 Validity.

          4.2(a) Power. To the extent a party hereto or thereto, each of OC and OCVF has all requisite power and authority to enter into, execute and deliver this Agreement and the Ancillary Instruments, and to carry out the transactions contemplated hereby and thereby.

          4.2(b) Authorization; Enforceability.

          To the extent a party hereto or thereto, the execution and delivery of this Agreement and the Ancillary Instruments, and full performance thereunder, by OC and OCVF have been duly authorized by the boards of directors of OC and OCVF. Subject to the Approval

Order of the Bankruptcy Court (as hereinafter defined), this Agreement has been duly executed and delivered by OC and OCVF and, assuming this Agreement constitutes the legal, valid and binding obligation of Vitro and VENA, enforceable against them in accordance with its terms, constitutes valid and binding obligation of each of OC and OCVF, enforceable against each of them in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally, and by general equitable principles. Assuming the Ancillary Instruments to which VENA and Company are a party constitute the legal, valid and binding obligations of VENA and Company, as the case may be, enforceable against VENA and Company, in accordance with their terms, the Ancillary Instruments, when executed and delivered at or prior to Closing by each of OC or OCVF that is a party thereto, will constitute the legal, valid and binding obligations of OC and OCVF, enforceable against OC and OCVF, as the case may be, in accordance with their terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally, and by general equitable principles.

          4.2(c) Consents.

          Except for the Approval Order of the Bankruptcy Court and the approval of the Mexican Federal Competition Commission, there are no material consents of any Governmental Entity which are required to be obtained by OC or OCVF to permit completion by OC and OCVF of the transactions contemplated hereby in accordance with the terms of this Agreement or the Ancillary Instruments. No material waiver, approval, permit or authorization of, or declaration or filing with, or notification to, any Governmental Entity is required to be made or obtained by OC or OCVF in connection with the execution and delivery of this Agreement or any of the Ancillary Instruments, or in connection with the consummation of the transactions contemplated hereby and thereby, or the compliance by OC or OCVF with any of the provisions hereof or thereof, except for the Approval Order of the Bankruptcy Court and the approval of the Mexican Federal Competition Commission.

          4.2(d) No Violation; No Conflict.

          Neither the execution and delivery of this Agreement or the Ancillary Instruments by OC or OCVF nor the consummation by OC or OCVF of the transactions contemplated hereby and thereby (a) will violate any material Laws applicable to OC or OCVF or any Orders applicable to OC or OCVF of any Governmental Entity or (b) will violate or conflict with, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by, or result in the creation of any Lien upon any of the assets of OC or OCVF under, any term or provision of the organizational documents of OC or OCVF, or of any material contract, commitment, understanding, arrangement or agreement to which OC or OCVF is party or by which any of their respective assets or properties may be bound or affected, other than, any such items that, individually or in the aggregate, are not reasonably likely to have a material adverse effect on the ability of OC or OCVF (x) to perform its obligations under this Agreement and the Ancillary Instruments to which it is a party or (y) to consummate, or cause the consummation of, the purchase of the Shares, the other transactions contemplated hereby and the transactions contemplated by the Ancillary Instruments to which it is a party.

          4.3  No Brokers or Finders.

          Neither OC, OCVF nor any of their directors, officers, employees or agents have retained, employed or used any broker or finder in connection with the transaction provided for herein or in connection with the negotiation thereof.

5.   COVENANTS

     5.1  Certificate of Non Encumbrances.

          At the Closing, VENA, at its expense, shall provide to OC and OCVF a certificate of no encumbrance (certificado de libertad de gravamenes), dated within 30 days prior to the Closing Date, with respect to all Real Property owned by Company or the Subsidiaries issued by the corresponding public registries of property in which such Real Property is located, and a copy of the mercantile certificate (folio mercantil), dated within 15 days prior to the Closing Date, with respect to all records of each of Company and the Subsidiaries issued by the corresponding public registries of commerce in which each entity is located and registered.

     5.2 Real Property Title.

          At the Closing, VENA, at its expense, shall provide to OC and OCVF copies of the real property title (escrituras de propiedad), dated within 15 days prior to the Closing Date, of all Real Property owned by Company or the Subsidiaries, in the understanding that the original property titles of all Real Property shall be delivered to OC at the Closing.

     5.3  Noncompetition; Confidentiality.

          Subject to the Closing, and as an inducement to OC and OCVF to execute this Agreement and complete the transactions contemplated hereby, and in order to preserve the goodwill associated with the business of Company and the Subsidiaries being acquired pursuant to this Agreement, Vitro and VENA hereby each covenants and agrees as follows:

          5.3(a) Covenant Not to Compete. For a period of five (5) years from the Closing Date, neither Vitro and VENA, nor any of their respective Affiliates, will directly or indirectly:

               (i) engage in or carry on in the Restricted Business (as defined in Annex A) within the Geographic Scope (as hereinafter defined) (the "Competing Business"), including owning or controlling any financial interest in any corporation, partnership, firm or other form of business organization which is so engaged;

               (ii) consult with, advise or assist in any way, whether or not for consideration, any corporation, partnership, firm or other business organization with respect to the Competing Business, including, but not limited to, advertising or otherwise endorsing the products of any such competitor the sale of which is an engagement in the Competing Business; soliciting customers or otherwise serving as an intermediary for any such competitor in connection with the Competing

          Business; or loaning money or rendering any other form of financial assistance to or engaging in any form of business transaction on other than an arm's length basis with any such competitor in connection with the Competing Business;

               (iii) offer employment to an employee of Company or any of the Subsidiaries without the prior written consent of OC; provided, however, that if, without intending to breach the terms of this
          Section 5.3(a)(iii), Vitro, VENA or any of their respective Affiliates offers employment to any non-salaried employee of Company or any of the Subsidiaries, Vitro, VENA or any of their respective Affiliates, as the case may be, shall be deemed in breach of this
          Section 5.3(a)(iii) only if, upon receipt of written notice of breach by OC or any Affiliate of OC, Vitro, VENA or any of their respective Affiliates, as the case may be, fails to immediately withdraw the offer of employment to, or terminate the employment of, any such employee who has not yet been hired or who has been employed by Vitro, VENA or any of their respective Affiliates for less than three (3) months; provided, further, that if Vitro, VENA or any of their respective Affiliates breaches this Section 5.3(a)(iii), such entity shall pay OC, as liquidated damages for such breach, an amount equal to the cash consideration (including base salary or wages, bonus and incentive compensation) paid to such employee during the last 12 months of his or her employment with Company or any of the Subsidiaries; or

               (iv) engage in any practice the purpose of which is to evade the provisions of this covenant not to engage in the Competing Business.

The parties agree that the geographic scope of this covenant not to compete shall extend to North America, Central America, South America and the Caribbean (the "Geographic Scope"). The parties agree that OC or OCVF may sell, assign or otherwise transfer this covenant not to compete, in whole or in part, to any person, corporation, firm or entity that purchases all or part of the business of Company or any of the Subsidiaries, or Company or any of the Subsidiaries. In the event a court of competent jurisdiction determines that the provisions of this covenant not to compete are excessively broad as to duration, geographical scope or activity, it is expressly agreed that this covenant not to compete shall be construed so that the remaining provisions shall not be affected, but shall remain in full force and effect, and any such over-broad provisions shall be deemed, without further action on the part of any person, to be modified, amended and/or limited, but only to the extent necessary to render the same valid and enforceable in such jurisdiction.

Notwithstanding the foregoing, nothing in this Section 5.3(a) shall prohibit Vitro Chemical from purchasing certain inventory from Company or the Subsidiaries and performing under the Vitro Chemical Contracts in effect as of the Closing Date and not novated pursuant to Section 5.27 for the purpose of providing such inventories to end-use customers as shall be necessary to comply with the terms of Section 5.27 hereto.

Notwithstanding the foregoing, nothing in this Section 5.3(a) shall (1) limit the right of Vitro or VENA or any of their respective Affiliates to directly or indirectly engage in any business in any country outside of the Geographic Scope or (2) limit or restrict the ability of Vitro or VENA or any of their respective Affiliates to continue to engage in any business (other than the Competing Business) in which it is currently engaged. Further, nothing contained in this Section 5.3(a) shall apply to or limit in any respect the business activities of a person or an Affiliate of such person that, as of the date of this Agreement and at Closing, is not an Affiliate of Vitro or VENA or any of their respective Affiliates and that acquires a controlling equity interest in, or all or substantially all of the assets of, Vitro or VENA or any of their respective Affiliates. If, during the five (5) year period immediately following the Closing Date, Vitro or VENA or any of their respective Affiliates acquires an equity participation in a person that, as of the date of this Agreement and at Closing, is not an Affiliate of Vitro or VENA or any of their respective Affiliates, and such person operates a Competing Business, then, Vitro, VENA or their respective Affiliates shall sell such participation or cause such person to sell such Competing Business within 24 months of the acquisition of such participation, it being understood that during such 24 month period, such person may operate such Competing Business. The ownership or control by Vitro, VENA or any of its Affiliates of (x) up to five percent (5%) of the outstanding voting securities or (y) non-voting securities of any company listed on a United States or Mexican national securities exchange or designated as eligible to be quoted on an automated dealer quotation system shall be deemed to not be a violation of this Section 5.3(a).

Each of OC and OCVF agree, that prior to taking any action to enforce this
Section 5.3(a), it will contact VENA and discuss with VENA, in good faith, any allegation that Vitro, VENA or their respective Affiliates have breached this
Section 5.3(a).

     5.3(b) Covenant Not to Offer Employment. For a period of five (5) years after the Closing Date, neither OC or OCVF shall cause Company or any of the Subsidiaries to offer employment to an employee of Vitro or VENA or any of their respective Affiliates without the prior written consent of VENA, except that Company or any of the Subsidiaries may offer employment to Carlos Valdez at any time after one (1) year after the Closing Date; provided, however, that if, without intending to breach the terms of this Section 5.3(b), OC or OCVF causes Company or any of the Subsidiaries to offer employment to any non-salaried employee of Vitro, VENA or any of their respective Affiliates, OC and OCVF, as the case may be, shall be deemed in breach of this Section 5.3(b) only if, upon receipt of written notice of breach by VENA, OC or OCVF, as the case may be, fails to immediately withdraw the offer of employment to, or terminate the employment of, any such employee who has not yet been hired or who has been employed by OC, OCVF or any of their respective Affiliates for less than three (3) months; provided, further, that if OC or OCVF breaches this Section 5.3(b), OC or OCVF, as the case may be, shall pay VENA, as liquidated damages for such breach, an amount equal to the cash consideration (including base salary or wages, bonus and incentive compensation) paid to such employee during the last 12 months of his or her employment with Vitro, VENA or any of their respective Affiliates.

     5.3(c) Covenant of Confidentiality. Neither Vitro or VENA nor any of their respective Affiliates shall at any time subsequent to the Closing, except as explicitly requested by OCVF or as required by Law or administrative process, (i) use for any purpose, (ii) disclose to any person, or (iii) keep, make or recreate copies of documents, tapes, discs or programs (or any tangible or reproducible form) containing, any confidential information concerning Company or any Subsidiary, other than financial or Tax information included within the consolidated financial statements or Tax Returns of Vitro or its Affiliates relating to periods prior to the Closing Date, and one copy to be kept by the Vitro Corporativo, S.A. de C.V. as records. For purposes hereof, "confidential information" shall mean and include, without limitation, all Intellectual Property Rights owned solely by Company or any of the Subsidiaries, all customer lists and customer information relating solely to Company or any of the Subsidiaries, and all other information concerning Company's or any of the Subsidiaries' processes, apparatus, equipment, packaging, products, marketing and distribution methods, not previously or hereafter disclosed to the public by Company or any of the Subsidiaries or that becomes public other than as a result of a breach of this Section 5.3(c). The covenant set forth immediately above shall terminate on the fifth anniversary of the Closing Date (except for trade secret information, which shall be held in confidence for so long as such information is protected by applicable trade secret law).

          OC and OCVF acknowledge that the information being provided to them in connection with the purchase of the Shares and the consummation of the other transactions contemplated hereby is subject to the terms of the Confidentiality Agreement dated as of September 23, 2003 (the "Confidentiality Agreement"), between OC and Vitro, the terms of which are incorporated herein by reference. Effective upon, and only upon, the Closing, the Confidentiality Agreement shall terminate with respect to information relating solely to the business of Company and the Subsidiaries, Company or the Subsidiaries; provided, however, that OC and OCVF acknowledge that any and all other information provided to it by VENA, Company, any of the Subsidiaries, any of their respective Affiliates or their respective representatives concerning VENA or any of its Affiliates (other than Company or any of the Subsidiaries) shall remain subject to the terms and conditions of the Confidentiality Agreement after the Closing Date. The covenant set forth immediately above shall terminate on the fifth anniversary of the Closing Date (except for trade secret information, which shall be held in confidence for so long as such information is protected by applicable trade secret law).

          5.3(d) Equitable Relief for Violations. The parties agree that the provisions and restrictions contained in this Section 5.3 are necessary to protect the legitimate continuing interests of OCVF in acquiring the Shares and legitimate interests of Vitro and VENA, and that any violation or breach of these provisions will result in irreparable injury to OC, OCVF, Vitro or VENA, as the case may be, for which a remedy at law would be inadequate and that, in addition to any relief at law which may be available to OC, OCVF, Vitro or VENA for such violation or breach and regardless of any other provision contained in this Agreement, OC, OCVF, Vitro or VENA, as the case may be, shall be entitled to seek injunctive and other equitable relief as a court may grant after considering the intent of this Section 5.3.

          5.4 Publicity.

          No public release or announcement concerning the transactions contemplated hereby shall be issued by Vitro, VENA, OC or OCVF, or their respective Affiliates, without the prior consent of the other parties (which consent shall not be unreasonably withheld), except as such release or announcement may be required by any applicable Law or any applicable rule or regulation of any stock exchange on which the stock of Vitro or OC is traded, in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

5.5 General Releases.

          At the Closing, Vitro and VENA, on their own behalf and on behalf of their respective Affiliates, shall each deliver releases to OC and OCVF, substantially in the form of Exhibit D hereto, releasing OC, OCVF, Company, the Subsidiaries and other Affiliates of OC and their respective directors, officers, agents and employees from all claims to the Closing Date, except as expressly described and excepted from such releases.

          At the Closing, OC and OCVF, on their own behalf and on behalf of their respective Affiliates, shall each deliver releases to Vitro and VENA, substantially in the form of Exhibit E hereto, releasing Vitro and VENA and their respective directors, officers, agents and employees from all claims to the Closing Date, except as expressly described and excepted from such releases.

     5.6 Additional Capital Contribution; Settlement of Inter-Company Receivables and Inter-Company Payables.

          5.6(a) Additional Capital Contribution. At or prior to the Closing, VENA shall cause to be made to Company a cash capital contribution in an amount equal to the principal balance plus interest accrued and to be accrued thereon through the Closing Date of the debt owed by JV to Vitro relating to the purchase of all of the common stock of Comercializadora by JV and, effective immediately prior to the Closing, such debt shall be repaid from the proceeds of such cash contribution.

          5.6(b) Settlement of Affiliate Accounts. Immediately prior to the Closing, except for any Vitro Chemical accounts receivable or payable, VENA shall cause (i) to be settled in full, by payment or other means acceptable to OCVF, all accounts or notes receivable of Company or any Subsidiary then owing from Vitro, VENA or any Affiliate of Vitro or VENA (other than any such account or note receivable owing by Company or a Subsidiary) and all accounts or notes payable of Company or any Subsidiary then owing to Vitro, VENA or any other Affiliate of Vitro or VENA (other than any such account payable owing to Company or a Subsidiary) and (ii) to be terminated, without liability or continuing obligation to Company or any of the Subsidiaries, any agreement, contract or commitment (other than any Ancillary Instrument) between Company and/or any of the Subsidiaries and Vitro, VENA or any of their respective Affiliates (other than Company or any of the Subsidiaries).

     5.7  Vitro Chemical Inventory and Accounts Receivable

          5.7(a) Valuation of Vitro Chemical Inventory. Not later than five
     (5) days prior to the Closing, OCVF shall conduct a physical inventory of the Vitro Chemical Inventory then held by Vitro Chemical. VENA shall cause Vitro Chemical to cooperate with and assist OCVF in conducting such physical inventory. Based on such physical inventory, OCVF shall value the Vitro Chemical Inventory applying the inventory valuation principles set forth in the Working Capital Principles (such valuation, the "Vitro Chemical Inventory Valuation"). OCVF shall provide VENA with the Vitro Chemical Inventory Valuation, with supporting back-up information, not later than two (2) days prior to the Closing.

          5.7(b) Payment of Vitro Chemical Receivables at Closing. At Closing, VENA shall cause to be paid, in order of their respective aging, the oldest receivables first, any accounts receivable then owed to Company or any of the Subsidiaries by Vitro Chemical (the "Vitro Chemical Receivables"), such that, after such payment, the outstanding unpaid aggregate balance of the Vitro Chemical Receivables shall not exceed the Vitro Chemical Inventory Valuation.

          5.7(c) Sale of Vitro Chemical Inventory. For a period of 90 days following the Closing, VENA shall cause Vitro Chemical to hold and sell the Vitro Chemical Inventory in accordance with JV's or OC's instructions and shall remit promptly to JV upon receipt the proceeds collected in connection with such sales, net of three and one-half percent (3.5%) charge payable to Vitro Chemical from such proceeds. After 90 days following the Closing, VENA shall cause Vitro Chemical to transfer title to any then remaining Vitro Chemical Inventory to JV, provided Vitro Chemical shall continue thereafter, as agent for JV, to hold and sell such remaining Vitro Chemical Inventory in accordance with JV's or OC's instructions, in consideration for a fee of 3.5% of the collected proceeds from such sales.

     5.8  Payment of Bank Debt.

          Immediately prior to the Closing, VENA shall cause Company and any of the Subsidiaries to pay off in total all principal, interest and other amounts due and owing as of the Closing Date with respect to debt owed to banks or other financial institutions, such that, as of the Closing, no amount shall be owed by Company or any of the Subsidiaries with respect thereto and no other indebtedness or liability shall be incurred by Company or any of the Subsidiaries in connection with such repayment. VENA may make cash contributions to Company to the extent necessary to consummate such repayment.

     5.9  Required Filings.

          To the extent such filings have not been completed prior to the execution of this Agreement, each party shall, in cooperation with the other parties, file or cause to be filed any reports or notifications that may be required to be filed by it under the Mexican Competition Law with the Mexican Federal Competition Commission, and shall furnish to the Mexican Federal Competition Commission all such information in its possession as may be necessary for the completion of the reports or notifications to be filed by the other. Prior to making any communication, written or oral, with the Mexican Federal Competition Commission or any other governmental agency or authority or members of their respective staffs with respect to this Agreement or the transactions contemplated hereby, VENA, OC and OCVF shall consult with each other.

          5.10 Access to Information, Records, Etc.

          During the period prior to the Closing, VENA shall cause Company and the Subsidiaries to give OC and OCVF and their counsel, accountants and other representatives (i) access during normal business hours, to the extent it does not violate any contractual obligation of Vitro, VENA, Company or any of the Subsidiaries, to all of the products, facilities, properties, books, records, systems, contracts and documents of Company and the Subsidiaries for the purpose of such review, inspection, investigation and testing as OC deems appropriate (and Company shall furnish or cause to be furnished to OC and its representatives all information with respect to the business and affairs of Company and the Subsidiaries as OC may reasonably request); (ii) access to employees, agents and representatives of VENA, Company and the Subsidiaries for the purposes of such meetings and communications as OC reasonably desires; and (iii) with the prior consent of Company in each instance (which consent shall not be unreasonably withheld), access to vendors, customers, manufacturers of machinery and equipment, and others having business dealings with Company or any of the Subsidiaries; provided that VENA shall not be required to take any action that would unreasonably interfere with the conduct of its business or unreasonably disrupt its normal operations or those of Company and the Subsidiaries; and provided further that a representative of Vitro shall be present during such access.

          5.11 Conduct of Business Pending the Closing.

          From the date hereof until the Closing, except as otherwise approved in writing by OC or expressly required under this Agreement, VENA covenants that it shall cause each of the following to occur:

          5.11(a) No Changes. Company and the Subsidiaries will carry on their respective businesses diligently and in substantially the same manner as heretofore and will not make or institute any material changes in their respective methods of purchase, sale, management, accounting or operation.

          5.11(b) Maintain Organization. Company and the Subsidiaries will use all reasonable best efforts to maintain, preserve, renew and keep in favor and effect the existence, rights and franchises of Company and the Subsidiaries and will use their reasonable best efforts to preserve the business organization of Company and the Subsidiaries intact, to keep available to Company and the Subsidiaries their present officers and employees, and to preserve for Company and the Subsidiaries their present relationships with suppliers and customers and others having business relationships with Company or any of the Subsidiaries.

          5.11(c) No Material Contracts. No contract or commitment will be entered into, and no purchase of raw materials or supplies and no sale of goods or services (real, personal, or mixed, tangible or intangible) will be made, by or on behalf of Company or any of the Subsidiaries, without the prior written consent of OC and OCVF, except contracts, commitments, purchases or sales which are entered into or made in the ordinary course of business consistent with past practice, it being understood and agreed that, for purposes of this Section 5.11(c), no contract or commitment for the purchase or sale of goods or services with a term extending beyond 2004 shall be considered within the ordinary course of business. VENA shall promptly notify OC and OCVF of any contract, commitment, purchase or sale entered into or made that is permitted under this Section 5.11(c) to the extent such would have been required to be disclosed in the Disclosure Schedule had it been in existence on the date of this Agreement.

          5.11(d) No Corporate Changes. Neither Company nor any of the Subsidiaries shall amend its Articles of Incorporation or By-Laws or make any changes in its authorized or issued capital stock, other than as contemplated by Sections 5.6, 5.7 and 5.8.

          5.11(e) No Dividend. Except for a dividend which will be paid from a net capital income account (Cuenta de Utilidad Fiscal Neta) ("CUFIN") in an amount of 18,454,000 Mexican pesos to be made by Company 60% to VENA and 40% to OCVF, Company shall not declare, set aside, or pay any dividend or any other distribution in respect of Company's capital stock; redeem, purchase or otherwise acquire any capital stock of Company or any security relating thereto; or make any other payment to any shareholder of Company as such a shareholder.

          5.11(f) Limitation on Capital Expenditures. Except as set forth on
     Schedule 5.11(f), Company nor any of the Subsidiaries shall incur capital expenditures in excess of U.S. $50,000 per item or U.S. $150,000 in the aggregate, including within the aggregate calculation other capital expenditures during such period by Company and the Subsidiaries, without the prior written consent of OC and OCVF.

          5.11(g) Maintenance of Insurance. Company and the Subsidiaries shall maintain all of the insurance coverage in effect as of the date hereof.

          5.11(h) Maintenance of Property. Company and the Subsidiaries shall use, operate, maintain and repair all property of Company or any of the Subsidiaries, as the case may be, in the ordinary course in substantially the same manner as previously conducted.

          5.11(i) Interim Financials. Company will provide OC and OCVF with interim monthly financial statements (including applicable B-10 Schedules) and other final and approved monthly management reports of Company and the Subsidiaries as and when they are available, but in no event later than (x) with respect to financial statements, 30 days after the end of each month for which the financial statements are prepared, and (y) with respect to management reports, 10 days after the management reports have been approved.

          5.11(j) No Negotiations. Neither Vitro, VENA nor either respective Affiliates will directly or indirectly (through a representative or otherwise) solicit or furnish any information to any prospective purchaser, commence, or conduct presently ongoing, negotiations with any other party or enter into any agreement with any other party concerning the sale of Company or any of the Subsidiaries, Company's or any of the Subsidiaries' assets or business or any part thereof (other than sales of inventory and obsolete or worn-out equipment conducted in the ordinary course consistent with past practice) or any equity securities of Company or any of the Subsidiaries (an "acquisition proposal"), and VENA shall immediately advise OC of the receipt of any acquisition proposal.

          5.11(k) No Transfer of Shares. VENA shall not transfer or attempt to transfer any of the Shares except to OCVF pursuant hereto; and Company shall refuse to accept any certificates for Shares to be transferred or otherwise to allow such transfers to occur upon its books.

     5.12 Consents.

          VENA, OCVF and OC will use their reasonable best efforts prior to Closing to obtain all consents, waivers, approvals, permits and authorizations, and make all declarations, filings and notifications necessary for the consummation of the transactions contemplated hereby.

     5.13 Other Action.

          Each of VENA, OCVF and OC shall use their reasonable best efforts to cause the fulfillment at the earliest practicable date of all of the conditions to the parties' respective obligations to consummate the transactions contemplated in this Agreement and to cause the Closing to occur, including taking all reasonable actions necessary to comply promptly with all legal requirements that may be imposed on it or any of its Affiliates with respect to the Closing.

     5.14 Disclosure Schedule.

          VENA shall have a continuing obligation to promptly notify OC and OCVF in writing with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule, but no such disclosure shall cure any breach of any representation or warranty which is inaccurate or have any effect for purposes of determining satisfaction by VENA of the conditions set forth in Article 6.

     5.15 Names Following Closing.

          Within eight (8) months following the Closing, OCVF shall cause Company and the Subsidiaries to amend or terminate any certificate of assumed name or d/b/a filings by Company or any of the Subsidiaries so as to eliminate their right to use the name "Vitro" or any name confusingly similar to "Vitro," and none of Company or any of its Affiliates shall thereafter use any such names or names confusingly similar thereto. Notwithstanding the foregoing, Company and any of the Subsidiaries shall be entitled to use the trademarks owned by them that contain the word "Vitro" and the trademarks identified as "Retained" in Exhibit 2 to Schedule 3.18, during the two (2) years following the Closing in connection with the sale of products with which the name had previously been used, and thereafter, in connection with the sale of inventory of Company or the Subsidiaries existing on the date two (2) years following the Closing Date or created during such two (2) year period; provided, however, that, with respect to (i) any agreement, contract or commitment to which Company or any of the Subsidiaries is a party or by which any of them is bound which is in effect as of the Closing Date and requires or contemplates use of the name "Vitro" or a similar name after two (2) years following the Closing, or (ii) any product certification or qualification required by any customer of Company or any of the Subsidiaries, OCVF shall use reasonable efforts to cause such contract, agreement, commitment, certification or qualification to be changed to eliminate any requirement to use such name after two (2) years following the Closing, but, if such change cannot be effected, Company and the Subsidiaries shall be entitled to use the trademarks owned by them that contain the word "Vitro" or a similar name for the term or applicability of such contract, agreement, commitment, certification or qualification to the extent necessary to comply with the terms thereof. OCVF shall cause Company and the Subsidiaries to use the name "Vitro" in a manner substantially similar to the manner in which Company and the Subsidiaries used the name "Vitro" prior to the Closing, including, but not limited to, not associating the name "Vitro" with products of substantially inferior quality than products with which the name "Vitro" was associated prior to the Closing. The parties agree to perform the obligations set forth on Annex B.

     5.16 Post-Closing Cooperation.

          After the Closing, upon reasonable written notice, VENA, on the one hand, and OC and OCVF, on the other hand, shall furnish or cause to be furnished to each other, their respective Affiliates and their respective employees, counsel, auditors and representatives access, during normal business hours, to such information and assistance relating to Company and the Subsidiaries as is reasonably necessary for financial reporting, accounting and tax matters. Neither party shall be required by this Section 5.16 to take any action that would unreasonably interfere with the conduct of its business or unreasonably disrupt its normal operations (or, in the case of OC and OCVF, those of Company and the Subsidiaries).

     5.17 No Additional Representations.

          Each of OC and OCVF acknowledges that, except as set forth in this Agreement or any of the Ancillary Instruments, the Disclosure Schedule and the certificates to be delivered at the Closing, (i) none of VENA, Company, the Subsidiaries or any other person has made any representation or warranty, expressed or implied, as to Company or the Subsidiaries or the accuracy or completeness of any information regarding Company or the Subsidiaries furnished or made available to OC, OCVF and their respective representatives,
(ii) neither OC nor OCVF has relied on any representation or warranty from VENA, Company, the Subsidiaries or any other person in determining to enter into this Agreement, and (iii) neither VENA nor any other person shall have or be subject to any liability to OC, OCVF or any other person resulting from the distribution to OC, OCVF or any other person, or OC's, OCVF's or any other person's use of, any such information and any information, documents or material made available to OC,

OCVF or any other person in any "data rooms," management presentations or in any other form in expectation of the transactions contemplated hereby.

     5.18 Performance by OCVF.

          OC agrees to cause OCVF to perform its obligations contained in this Agreement and in the Ancillary Instruments.

     5.19 Securities Act.

          OCVF shall not offer to sell or otherwise dispose of the Shares in violation of any of the registration requirements of the United States Securities Act of 1933, as amended and the Mexican Ley de Mercado de Valores.

     5.20 ASRAC Foundation.

          5.20(a) Company and the Subsidiaries and the Business Employees participate in the employee savings plan arrangement sponsored for VENA and its Affiliates by the ASRAC Caja de Ahorro, A.C. (the "ASRAC Foundation"). For a period of two (2) years after the Closing, VENA shall allow the Business Employees as of the Closing Date to continue to participate, with full rights and privileges, in the ASRAC Foundation. After the Closing, OCVF shall indemnify VENA and its Affiliates for any unpaid past due principal or interest owing to the ASRAC Foundation resulting from the failure by any Business Employee to repay, when due, any indebtedness for borrowed money owing by such Business Employee to the ASRAC Foundation (other than any indebtedness which, as of the Closing Date, has been written off or included within a reserve for bad debt). OCVF shall cooperate to the extent reasonably required for the ASRAC Foundation to deliver its services to the such Business Employees, including, but not limited to, providing any communications systems necessary for the delivery of such services. The ASRAC Foundation shall have the right, in its sole discretion, to amend its policies, as it deems appropriate; provided that such eliminations or modifications must also apply to employees of Vitro and any of its subsidiaries using the services of the ASRAC Foundation.

          5.20(b) Beginning two months prior to the second anniversary of the Closing, VENA, OCVF, Company and the Subsidiaries shall cooperate in good faith to transition any Business Employees then using the services of the ASRAC Foundation from the ASRAC Foundation to a separate employee savings plan for the Business Employees. Such cooperation shall include verification of account balances and completion of all necessary actions in connection with the transfer of funds to Company equal to the amounts to which the Business Employees are entitled. In effecting the transfer, the parties will cooperate in good faith to account for outstanding employee loans, as required by the plan documents and applicable law. Such cooperation will also include the collection, by means of payroll deductions, of amounts due to the ASRAC Foundation.

          5.20(c) At or prior to Closing, VENA shall cause Company and the Subsidiaries to transfer any partnership interest (parte social) of the ASRAC Foundation owned by any of them to VENA or one of its Affiliates for no further consideration.

     5.21 Power Agreement.

          Promptly after Closing, OC shall use its reasonable best efforts, and VENA and its Affiliates shall cooperate with OC, to cause Vitro to be removed from the Parent Guaranty dated as of December 15, 1999 (the "Parent Guaranty"), made by Vitro in favor of Enron Energia Industrial de Mexico, S. de R. L. de C.V. ("Enron Energia"), to the extent that the Parent Guaranty pertains to the performance of Company and the Subsidiaries of their respective obligations (the "Vitro Guaranty") under the Amended and Restated Agreement for Provision of Electrical Power Generation Capacity and Associated Electrical Energy dated as of December 15, 1999 (the "Power Agreement"), among Enron Energia, Vitro Corporativo, S.A. de C.V. and certain other subsidiaries of Vitro. Such reasonable best efforts shall include the execution of a replacement guaranty by OC, the terms of which are substantially similar to the terms of the Parent Guaranty, but shall not include the payment or delivery by OC or any Affiliate of OC of cash or other consideration, other than delivery of the replacement guaranty referenced above. To the extent such removal has at any time after the Closing not been caused, OC shall, upon the reasonable request of Vitro, (i) resume or continue the use of its reasonable best efforts to cause such removal and (ii) execute a guaranty reasonably acceptable to both OC and Tractabel Energia relating to performance by Company and the Subsidiaries of their obligations under the Power Agreement. OC agrees to indemnify, defend and hold harmless Vitro and its Affiliates from and against all Claims (as hereinafter defined) asserted against, resulting to, imposed upon, or incurred by Vitro or its Affiliates by reason of, arising out of or resulting from the Vitro Guaranty remaining outstanding after the Closing to the extent, but only to the extent, Company or any of the Subsidiaries fails, or is alleged to have failed, to perform their obligations under the Power Agreement arising after the Closing.

     5.22 Tax Matters.

          5.22(a) Pre-Closing Tax Period Tax Returns.

               (i) VENA shall prepare and file (or cause to be prepared and filed) all Tax Returns of Company and the Subsidiaries due on or before the Closing Date, and shall prepare such Tax Returns on a basis consistent with existing procedures for preparing such Tax Returns and Company shall pay (or cause to be paid) the Taxes shown as due thereon.

               (ii) As to Tax Returns of Company and the Subsidiaries due after the Closing Date for tax periods ending on or before the Closing Date, VENA shall prepare (or cause to be prepared) such Tax Returns in accordance with past practice; provided, however, that
          (1) VENA shall deliver (or cause to be delivered) any such Tax Return to OC at least seven (7) days before it is due, (2) OC shall be entitled to comment on such Tax Return by written notice given within two (2) business days after delivery thereof, (3) VENA shall consider each written comment in good faith, (4) VENA shall submit such Tax Return to OC at least one (1) business day before such Tax Return is due (and such submitted Tax Return shall reflect OC's written comments to the extent VENA deems appropriate in accordance with the immediately preceding clause (3)) and (5) OC shall cause such submitted Tax Return to be filed on a timely basis by Company and/or the Subsidiaries, as applicable.

          5.22(b) Straddle Period Tax Returns.

               (i) As to any Tax Return of Company and the Subsidiaries for a tax period that begins before and ends after the Closing Date (a "Straddle Period"), OC shall cause Company and the Subsidiaries to prepare and timely file such Tax Return and pay all Taxes due with respect thereto; provided, however, that as to any Tax Return for which VENA may be liable for an indemnity under Article 8: (1) OC shall deliver (or cause to be delivered) any such Tax Return to VENA at least 20 days before it is due, (2) VENA shall have the right to examine and comment on any such Return prior to the filing thereof, and such Tax Return will not be filed without the prior written consent of VENA, which consent shall not be unreasonably withheld, conditioned or delayed and (3) VENA shall either provide such written consent or notice of objection no later than 10 days before the Tax Return is due.

               (ii) All Tax Returns for any tax period that includes the Closing Date shall be filed on the basis that the relevant tax period ended as of the close of business on the Closing Date (and thus that Section 5.22(b)(i) does not apply), unless such a Tax Return would be clearly contrary to applicable law.

          5.22(c) Amended Tax Returns. After the Closing Date, neither Company nor any Subsidiary shall, without the prior written consent of VENA, which consent shall not be unreasonably withheld, conditioned or delayed, file any amended Tax Return for a Pre-Closing Tax Period or a Straddle Period if VENA or any Affiliate thereof might be liable for additional Taxes on such Tax Return under Article 8.

          5.22(d) Transfer Taxes; Certain Other Taxes. VENA shall pay, and shall jointly and severally, defend and hold OC and OCVF harmless from and against any sales, excise, transfer or other similar tax imposed with respect to the transactions provided for in this Agreement, including any interest or penalties relating thereto. In addition, if any Taxes become payable as a result of the removal of Company and the Subsidiaries from the Vitro Group consolidated Tax filing, 100% of all such Taxes shall be the responsibility of VENA and shall be paid by VENA when due to the Mexican government or other applicable Governmental Entity.

          5.22(e) Cooperation. Each of OC, OCVF, Company and the Subsidiaries, on the one hand, and VENA, on the other hand, shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and representatives reasonably to cooperate, in preparing and filing all Tax Returns of Company or the Subsidiaries, including maintaining and making available to each other all records necessary in connection with Taxes and in resolving all disputes and audits with respect to all taxable periods relating to Taxes. VENA and its Affiliates will need access, from time to time after the Closing Date, to certain accounting and Tax records and information held by Company and the Subsidiaries to the extent such records and information pertain to events occurring prior to the Closing Date; therefore, OCVF and Company shall, and shall cause each Subsidiary to, (i) use its reasonable best efforts to properly retain and maintain such records until such time as VENA agrees, in writing, that such retention and maintenance is no longer necessary, and (ii) allow VENA and its agents and representatives (and agents or representatives of any of its Affiliates), at times and dates mutually acceptable to the parties, to inspect, review and make copies of such records as VENA may deem necessary or appropriate from time to time, such activities to be conducted during normal business hours and at VENA's expense.

     5.22(f) Refunds and Credits. Any refund or credit of Taxes of Company or any of the Subsidiaries for any Pre-Closing Tax Period (or other Taxes for which VENA or its Affiliates has paid under Article 8), including a refund or credit of Tax or Taxes resulting from a carryback of a loss or credit from a Post-Closing Tax Period (as defined below), shall be for the account of, or payable for the account of, Company or one or more of the Subsidiaries, as applicable. Within a reasonable time after the receipt of any such refund or credit (a) that is not reflected on the Recent Balance Sheet, or (b) with respect to the overpayment of the Taxes relating to the Impuesto Sobre el Credito al Salario for 2002, which has been listed as a receivable on the Recent Balance Sheet, OCVF shall, or shall cause Company or any of the Subsidiaries, as the case may be, to pay VENA any amount equal to 60% of the amounts of any such refund or credit (minus a proportionate allocation of costs and expenses incurred, if any, in the collection of such amount). Any refund or credit of Taxes of Company or any of the Subsidiaries for any taxable period (or portion thereof) beginning after the Closing Date (a "Post-Closing Tax Period") shall be for the account of Company or any of the Subsidiaries. OCVF shall, if VENA so requests, cause Company or any of the Subsidiaries to file for and obtain any refunds or credits to which VENA or any of its Affiliates is entitled under this Section 5.22(f). OCVF and Company shall permit VENA or its designated Affiliate to control the prosecution of any such refund claim. To the extent that such refund or credit that is filed for, or prosecuted by, VENA as stated in this Section 5.22(f) relating to a Pre-Closing Tax Period and such refund or credit causes Company or any of the Subsidiaries to be subject to repayment of the refund or credit in a Post-Closing Tax Period or creates a deferred tax liability, then such refund or credit shall be for the account of Company or any of the Subsidiaries, as applicable. To the extent that any refund or credit of Tax or Taxes relating to a Pre-Closing Tax Period has resulted due to the acceleration of a tax deduction inconsistent with past practices, and such acceleration creates a deferred tax liability that Company or any of the Subsidiaries is obligated to pay in the Post-Closing Tax Period, such refund or credit shall accrue 100% for Company and the Subsidiaries, as applicable.

     5.22(g) Purchaser Covenants. (i) Each of OC and OCVF covenants that without the prior written consent of VENA it will not, and will not cause or permit Company, any Subsidiary, or any of its Affiliates, to (A) take any action on the Closing Date other than in the ordinary course of business, including but not limited to the sale of any assets or the distribution of any dividend or the effectuation of any redemption, that could give rise to any Tax liability on the part of VENA or any of its Affiliates, or indemnification obligation of VENA or any of its Affiliates under Article 8 or
(B) make or change any Tax election (including any Tax election under Mexican law), amend any Tax Return, take any Tax position on any Tax Return, or compromise or settle any Tax liability, in each case if such action could have the effect of increasing the Tax liability or reducing any Tax asset of VENA or any of its Affiliates.

          5.22(h) Resolution of Tax Disputes. Any dispute between the parties under this Section 5.22 shall be resolved by the arbitrators under the principles of Article 11, except that every effort shall be made by the parties and the arbitrators to resolve the dispute prior to the due date for the applicable Tax Return.

     5.23 Insurance.

          Notwithstanding anything in this Agreement to the contrary, each of OC and OCVF agrees that the coverage provided to Company and the Subsidiaries by the insurance to Company or any of the Subsidiaries policies in effect immediately prior to the Closing shall terminate at Closing. Without limiting the generality of the foregoing, neither VENA nor any of its Affiliates shall have any obligation with respect to the provision of insurance after the Closing.

     5.24 Availability of Funds.

          At the Closing, and subject to the satisfaction of all conditions to Closing set forth in Article 6 hereto, OCVF shall have cash available or shall have existing borrowing facilities that together are sufficient to enable it to consummate the purchase of the Shares.

     5.25 Licensed Company Intellectual Property Rights.

          OC and OCVF acknowledge that after the Closing, except as provided in the Transition Services Agreement, a form of which is attached as Exhibit C hereto, and subject to Section 5.15 relating to the use of names following the Closing, Company and the Subsidiaries will have no right or interest in, nor any right to use, any Company Intellectual Property Rights that are identified as licensed on Schedule 3.18, other than those Company Intellectual Property Rights indicated as "Retained" on Schedule 3.18; provided, however, that with respect to those Company Intellectual Property Rights owned by Vitro or VENA, or an Affiliate thereof, that are subject to the Transition Services Agreement and not identified on Schedule 3.18 as "Retained," the parties agree that after the applicable term of the Transition Services Agreement with respect to such Company Intellectual Property Rights, to the extent requested by OC or OCVF, the parties shall negotiate, in good faith, a license for Company and the Subsidiaries to continue to use such Company Intellectual Property Rights in the same manner as theretofore used by them, subject to reasonable terms and conditions. Promptly after the Closing, Company and the Subsidiaries shall deliver any written and electronic material in their possession relating to any Company Intellectual Property Rights that are identified as licensed on
Schedule 3.18 and not identified as "Retained" in such Schedule. With respect to the trade secrets and copyrights included in the Company Intellectual Property Rights indicated as "Retained" on Schedule 3.18 (the "Licensed Intellectual Property"), VENA and Vitro hereby grant to Company and the

Subsidiaries, to the extent they have any rights therein, a nonexclusive, royalty-free, irrevocable, perpetual right and license to use the Licensed Intellectual Property within North America, Central America, South America and the Caribbean and to improve, create derivative works and modify the Licensed Intellectual Property in connection with such use; provided, however, that such right and license may not be transferred by Company and the Subsidiaries to a third party, other than any person, corporation, firm or entity that purchases all or part of the business of Company or any of the Subsidiaries, or Company or any of the Subsidiaries; and provided further that to the extent such right and license is improved, modified or altered, Company and the Subsidiaries shall provide a non-exclusive, nontransferable right and license to use such improvement, modification or alteration to VENA and Vitro. In no event will VENA or Vitro make any claim against, sue or bring any cause of actions against Company or the Subsidiaries for their use of the Licensed Intellectual Property as contemplated under this Section 5.25, and VENA and Vitro waive any claims they may have against Company or the Subsidiaries for any such use contemplated by this Section 5.25.

          5.26 Pension Trust Assets.

          At Closing, VENA shall cause the Vitro Pension Trust to deliver to a designee of OCVF an amount in cash equal to 22,600,000 Mexican pesos.

          5.27 Novation of Vitro Chemical Contracts.

          Prior to and after Closing, the parties hereto shall use their reasonable best efforts to cause the novation of all Vitro Chemical Contracts in order to replace Vitro Chemical with Company or one of the Subsidiaries as a party to such contracts. In the event that any of such Vitro Chemical Contracts are not novated to replace Vitro Chemical with Company or one of the Subsidiaries as a party thereto, OCVF shall cause Company and the Subsidiaries, to the extent Vitro Chemical requires inventory in addition to that held pursuant to Section 5.7, to sell inventory to Vitro Chemical consistent with past practices and VENA shall cause Vitro Chemical to perform under such Vitro Chemical Contracts which have not been novated in accordance with the terms thereof in effect as of the Closing.

          5.28 Payments of Accounts.

          Prior to the Closing, Vitro and VENA, on the one hand, and OC and OCVF, on the other hand, shall, and shall cause their respective Affiliates to, bring current any accounts payable owed to the other non-affiliated parties hereto or their Affiliates in accordance with applicable terms thereof (other than the accounts payable owed by Vitro Chemical to JV), provided that this Section 5.28 shall not apply to any accounts payable owed between Company and/or any of the Subsidiaries.

          5.29 Leased Equipment.

          The equipment listed on Schedule 5.29 (the "Leased Equipment") is equipment leased from a third party by Vitro Corporativo, S.A. de C.V. for the benefit of Company and the Subsidiaries. Any payments relating to the Leased Equipment (or substitutes therefor) for periods after the Closing (including, but not limited to, lease breakage costs, purchase prices and lease payments after the termination of the Transition Services Agreement), shall be the responsibility of Company and the Subsidiaries.

          5.30 Wool Products Agreement.

          Simultaneous with the Closing, the Wool Products Agreements dated as of December 28, 1956 between Formento de Industria y Comercio, S.A. and Owens-Corning Fiberglass Corporation and the Textile Products Agreement dated as of December 28, 1956, between Formento de Industria y Comercio, S.A. and Owens-Corning Fiberglass Corporation shall terminate without liability to either party thereto.

          5.31 Sale of Co-Owned Land.

          At or prior to the Closing, JV shall sell all of its ownership interests in the plot of land with 20,825 m2 located at Terreno La Cruz, San Juan Ixhuatepec, Tlanepantla, Estado de Mexico (the "Co-Owned Land") to Vitro or its designee for a purchase price equal to the average of one-half (1/2) the appraised fair market value of the Co-Owned Land based on appraisals conducted by two (2) certified real estate appraisers, one selected by VENA and the other by OCVF. The sale shall be without recourse to JV and subject to such other terms and conditions as JV and Vitro shall agree. The cost of each appraiser shall be borne by the party selecting such appraiser.

          5.32 Protected Party.

          OC and OCVF agree to use reasonable efforts to cause Company and the Subsidiaries to be listed in OC's Plan of Reorganization as "Protected Parties," with all of the benefits conferred thereby, as that term is defined in OC's Plan of Reorganization and Section 524(g) of the U.S. Bankruptcy Code, within the time specified by the Bankruptcy Court or other court of competent jurisdiction.

          5.33 Company Shareholders' and Directors' Meetings.

          Prior to the Closing, VENA and OCVF shall hold a shareholders' meeting of Company and a directors' meeting of Company to approve such actions as may be required or appropriate to effect the transactions contemplated by this Agreement.

6. CONDITIONS PRECEDENT TO OC'S AND OCVF'S OBLIGATIONS

          Each and every obligation of OC and OCVF to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of each of the following conditions:

     6.1  Representations and Warranties True as of the Closing Date.

          Each of the representations and warranties made by VENA in this Agreement, and the statements contained in the Disclosure Schedule, that are qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects as of the date hereof and as of the Closing Date as though made on the Closing Date, except
(i) to the extent such representations, warranties or statements expressly relate to an earlier date (in which case such representations, warranties and statements that are qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date) and (ii) for breaches or inaccuracies of representations or warranties arising from actions permitted by the terms of this Agreement or consented to in writing by OC and OCVF. OC and OCVF shall have received a certificate signed by an authorized officer of VENA to such effect.

     6.2  Compliance With Agreement.

          VENA shall have in all material respects performed and complied with all of their respective agreements and obligations under this Agreement which are to be performed or complied with by them prior to or on the Closing Date, including the delivery of the closing documents specified in Section 9.1. OC and OCVF shall have received a certificate signed by an authorized officer of VENA to such effect.

     6.3  Absence of Litigation.

          No Litigation shall have been commenced or threatened, and no investigation by any Governmental Entity shall have been commenced, against OC, OCVF, Company, VENA or any of the Subsidiaries or any of the Affiliates, or officers or directors of any of them, with respect to the transactions contemplated hereby.

     6.4  Consents and Approvals.

          All approvals, consents and waivers that are required to effect the transactions contemplated hereby shall have been received, and executed counterparts thereof shall have been delivered to OC and OCVF not less than two business days prior to the Closing.

     6.5  Books and Records of Company and the Subsidiaries.

          All books and records (tangible and intangible), including, without limitation, memoranda, public deeds, contracts, corporate minute books, share transfer books, notes, lists, records and other documents, data, electronic, magnetic or optical records or papers (and, subject to Section 5.3(c), all copies thereof), including those stored in computer memories, diskettes, on microfiche or by any other means, made or compiled by or on behalf of VENA, Company or any of the Subsidiaries or made available to VENA, to the extent relating to Company or the Subsidiaries, and all other corporate records, tax returns, books and records relating to tax matters required to be maintained by Company or the Subsidiaries (and not by VENA or any of its Affiliates other than Company or the Subsidiaries) under Mexican law are and shall be Company's or the Subsidiaries' property and shall be delivered to OCVF, Company or any of the Subsidiaries on the Closing Date.

     6.6  Transition Services Agreement.

          At the Closing, Vitro Corporativo, S.A. de C.V. shall have executed and delivered the Transition Services Agreement, in substantially the form attached as Exhibit C hereto.

     6.7  Escrow Agreement.

          At the Closing, VENA shall have executed and delivered the Escrow Agreement, in substantially the form attached as Exhibit B hereto.

     6.8  Vitro Club Agreement.

          At the Closing, Desarollo Personal y Familiar, A.C. shall have executed and delivered the Vitro Club Agreement, in substantially the form attached as Exhibit F hereto.

     6.9  Cullet Supply Agreement.

          At the Closing, Vitro Plan, S.A. de S.V. shall have executed and delivered the Cullet Supply Agreement, in substantially the form attached as Exhibit G hereto.

     6.10 Easements.

          At the Closing, Vitro Plan, S.A. de C.V. or its subsidiaries shall have executed and delivered easements, which are reasonably satisfactory to OCVF, relating to those matters described in Schedule 6.10 (the "Vitro Easements").

     6.11 General Release.

          At the Closing, Vitro and VENA shall have executed and delivered the General Release, in substantially the form attached as Exhibit D hereto.

     6.12 Bankruptcy Court Approval.

          The United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"), or such other court with competent jurisdiction, shall have entered a Final Order (as hereinafter defined) approving this Agreement and the Ancillary Instruments and authorizing OC to take the actions required or contemplated hereunder or thereunder (the "Approval Order"). As used herein, the term "Final Order" means an order or judgment of the Bankruptcy Court, or other court of competent jurisdiction, as entered on the docket in the Bankruptcy Case, the operation or effect of which has not been stayed, reversed, or amended and as to which order or judgment (or any revision, modification, or amendment thereof) the time to appeal or seek review or rehearing has expired and as to which no appeal or petition for review or rehearing was filed or, if filed, remains pending. As used herein, the term "Bankruptcy Case" shall mean OC's Chapter 11 bankruptcy case, pending the Bankruptcy Court as Case No. 00-03837 (JKF).

     6.13 Material Adverse Change.

          Except as and to the extent set forth in the Recent Balance Sheet (and the notes thereto) and (subject to Section 5.14) in the Disclosure Schedule, from January 1, 2003 through and including the Closing Date, there has not been a Company Material Adverse Effect.

     6.14 STM Consent.

          TECHINT Compagnia Tecnica Internazionale S.p.A. Glass Plants STM Division ("STM") shall have consented to amend and modify those certain (a) Contract for Technological Materials, Equipment and Carpentry for Assembling of Roll-up Machine and a Linked Shrinking Machine, dated August 31, 1999; (b) Contract for Technological Materials, Equipment and Carpentry for Assembling of a Facing Equipment, dated December 23, 1999; and (c) Contract for Technological Machinery, Engineering Package, Training and Supervision Activities Relevant to a Glass Wool Production Line, dated September 12, 2000, all between JV and STM (collectively, the "STM Licenses"), on terms satisfactory to OC and OCVF.

6.15     Frustration of Closing Conditions.

          Neither OC nor OCVF may rely on the failure of any condition set forth in this Article 6 to be satisfied if such failure was caused by OC's or OCVF's failure to act in good faith or to use its reasonable best efforts to cause the Closing to occur as required by Section 5.13.

7.   CONDITIONS PRECEDENT TO VITRO'S AND VENA'S OBLIGATIONS

          Each and every obligation of Vitro and VENA to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of the following conditions:

     7.1  Representations and Warranties True as of the Closing Date.

          Each of the representations and warranties made by each of OC and OCVF in this Agreement, that are qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects as of the date hereof and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties that are qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date). VENA shall have received a certificate signed by an authorized officer of each of OC and OCVF to such effect.

     7.2  Compliance With Agreement.

          OC and OCVF shall have in all material respects performed and complied with all of their respective agreements and obligations under this Agreement which are to be performed or complied with by OC or OCVF prior to or on the Closing Date, including the delivery of the closing documents specified in Section 9.2. VENA shall have received a certificate signed by an authorized officer of each OC and OCVF to such effect.

     7.3  Absence of Litigation.

          No Litigation shall have been commenced or threatened, and no investigation by any Governmental Entity shall have been commenced, against OC, OCVF, Company, VENA or any of the Subsidiaries or any of the Affiliates, officers or directors of any of them, with respect to the transactions contemplated hereby.

     7.4  Consents and Approvals.

          All approvals, consents and waivers that are required to effect the transactions contemplated hereby shall have been received, and executed counterparts thereof shall have been delivered to VENA not less than two business days prior to the Closing.

     7.5  Transition Services Agreement.

          At the Closing, Company and the Subsidiaries shall have executed and delivered the Transition Services Agreement, in substantially the form attached as Exhibit C hereto.

     7.6  Escrow Agreement.

          At the Closing, OC and OCVF shall have executed and delivered the Escrow Agreement, in substantially the form attached as Exhibit C hereto.

     7.7  Vitro Club Agreement.

          At the Closing, JV shall have executed and delivered the Vitro Club Agreement, in substantially the form attached as Exhibit F hereto.

     7.8  Cullet Supply Agreement.

          At the Closing, JV shall have executed and delivered the Cullet Supply Agreement, in substantially the form attached as Exhibit G hereto.

     7.9  JV Easement.

          At the Closing, JV shall have executed and delivered an easement, which is reasonably satisfactory to VENA, relating to that matter described in
Schedule 7.9 (the "JV Easement").

     7.10 General Release.

          At the Closing, OC and OCVF shall have executed and delivered the General Release, in substantially the form attached as Exhibit E hereto.

     7.11 Approval Order.

          The Approval Order shall have been obtained.

     7.12 Frustration of Closing Conditions.

          VENA may not rely on the failure of any condition set forth in this
Article 7 to be satisfied if such failure was caused by VENA's failure to act in good faith or to use its reasonable best efforts to cause the Closing to occur as required by Section 5.13.

8.   INDEMNIFICATION

     8.1  By VENA.

          Subject to the terms and conditions of this Article 8, from and after the Closing, VENA hereby agrees to indemnify, defend and hold harmless OC and its respective directors, officers, employees and controlled and controlling persons (including, without limitation, OCVF) (hereinafter "OC's Affiliates") and Company and the Subsidiaries from and against (1) 60% of all Claims asserted against, resulting to, imposed upon, or incurred by OC, OC's Affiliates or Company or the Subsidiaries, directly or indirectly, by reason of, arising out of or resulting from the inaccuracy or breach of any representation or warranty of VENA contained in this Agreement (regardless of whether such breach is deemed "material" for purpose of Section 6.1), or (2) all Claims asserted against, resulting to, imposed upon, or incurred by OC, OC's Affiliates, Company or the Subsidiaries, directly or indirectly, by reason of, arising out of or resulting from the breach of any covenant of Vitro or VENA contained in this Agreement, in each case, except for inaccuracies or breaches arising from actions permitted by the terms of this Agreement or consented to in writing by OC and OCVF. As used in this Article 8, the term "Claim" shall include (i) all debts, liabilities and obligations;
(ii) all losses, damages (danos) (excluding consequential, special or punitive damages (perjuicios o lucro cesante)), judgments, awards, settlements, costs and expenses (including, without limitation, interest (including prejudgment interest in any litigated matter), penalties, court costs and reasonable attorneys' fees and expenses); and (iii) all demands, claims, suits, actions, costs of investigation, causes of action, proceedings and assessments, whether or not ultimately determined to be valid; provided, however, that neither VENA nor Vitro shall have any liability to OC, OC's Affiliates, the Company or the Subsidiaries (for indemnification or otherwise) for any Claim to the extent that such Claim (1) has been assumed by the Asbestos Personal Injury Trust or the Asbestos Property Damage Trust established by OC's Plan of Reorganization (collectively, the "Trusts") and (2) is channeled to either of the Trusts by
(i) OC's Plan of Reorganization, (ii) the Asbestos Personal Injury Permanent Channeling Injunction, as contemplated by Section 524(g) of the U.S. Bankruptcy Code or (iii) any order or decision issued by any court. As used herein, the term "OC's Plan of Reorganization" means a plan of reorganization for OC and its affiliated debtors and debtors-in-possession (a) that is confirmed by order of the U.S. Bankruptcy Court or such other court of competent jurisdiction and (b) for which the "effective date" has occurred.

     8.2  By OC and OCVF.

          Subject to the terms and conditions of this Article 8, from and after the Closing, OC and OCVF, jointly and severally, each hereby agrees to indemnify, defend and hold harmless VENA, its Affiliates and their respective directors, officers and employees from and against all Claims asserted against, resulting to, imposed upon or incurred by any such person, directly or indirectly, by reason of or resulting from (a) the inaccuracy or breach of any representation or warranty of OC or OCVF contained in or made pursuant to this Agreement (regardless of whether such breach is deemed "material" for purposes of Section 7.1), (b) the breach of any covenant of OC or OCVF contained in this Agreement or (c) any liability for Taxes of Company and the Subsidiaries for all taxable periods other than a Pre-Closing Period, except by reason of or resulting from any act or omission of VENA or any of its Affiliates.

     8.3  Indemnification of Third-Party Claims.

          The obligations and liabilities of any party to indemnify any other under this Article 8 with respect to Claims relating to third parties shall be subject to the following terms and conditions:

          8.3(a) Notice and Defense. The party or parties to be indemnified (whether one or more, the "Indemnified Party") will give the party from whom indemnification is sought (the "Indemnifying Party") prompt written notice of any such Claim, and the Indemnifying Party will undertake the defense thereof by representatives chosen by it. Failure to give such notice shall not affect the Indemnifying Party's duty or obligations under this Article 8, except (i) to the extent the Indemnifying Party is prejudiced thereby and (ii) that the Indemnifying Party shall not be liable for any expenses incurred during the period in which the Indemnified Party failed to give such notice. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, promptly following the Indemnified Party's receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to a third-party Claim. So long as the Indemnifying Party is defending any such Claim, the Indemnified Party shall not settle such Claim. The Indemnified Party shall make available to the Indemnifying Party or its representatives all records and other materials required by them and in the possession or under the control of the Indemnified Party, for the use of the Indemnifying Party and its representatives in defending any such Claim, and shall in other respects use its reasonable best efforts to cooperate in such defense. The Indemnifying Party shall not, without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), settle or compromise any Claim or consent to the entry of any judgment which does not include a full release of all of the Indemnified Parties from all Liability in respect of such Claim.

          8.3(b) Failure to Defend. If the Indemnifying Party, within a reasonable time after notice of any such Claim, fails to defend such Claim, the Indemnified Party will (upon further written notice) have the right to undertake the defense of such Claim for the account and risk of the Indemnifying Party, but in no event, shall the Indemnified Party admit any liability with respect to, or settle, compromise or discharge, such third-party Claim without the Indemnifying Party's prior written consent (which consent shall not be unreasonably withheld or delayed).

     8.4  Payment.

          The Indemnifying Party shall promptly pay the Indemnified Party any amount due under this Article 8, which payment may be accomplished in whole or in part, at the option of the Indemnified Party, by the Indemnified Party setting off any amount owed to the Indemnifying Party by the Indemnified Party. To the extent set-off is made by an Indemnified Party in satisfaction or partial satisfaction of an indemnity obligation under this Article 8 that is disputed by the Indemnifying Party, upon a subsequent determination by final judgment not subject to appeal that all or a portion of such indemnity obligation was not owed to the Indemnified Party, the Indemnified Party shall pay the Indemnifying Party the amount which was set off and not owed together with interest from the date of set-off until the date of such payment at an annual rate Prime Rate plus 2.00%. Upon judgment, determination, settlement or compromise of any third-party Claim, the Indemnifying Party shall pay promptly on behalf of the Indemnified Party, and/or to the Indemnified Party in reimbursement of any amount theretofore required to be paid by it, the amount so determined by judgment, determination, settlement or compromise and all other Claims of the Indemnified Party with respect thereto, unless in the case of a judgment an appeal is made from the judgment. If the Indemnifying Party desires to appeal from an adverse judgment, then the Indemnifying Party shall post and pay the cost of the security or bond to stay execution of the judgment pending appeal. Upon the payment in full by the Indemnifying Party of such amounts, the Indemnifying Party shall succeed to the rights of such Indemnified Party, to the extent not waived in settlement, against the third-party who made such third-party Claim, and such Indemnified Party and Indemnifying Party shall execute, upon request, all instruments reasonably necessary to evidence or further perfect such subrogation rights.

     8.5 Limitations on Indemnification.

          Except for any willful or knowing breach or misrepresentation, as to which claims may be brought without limitation as to time or amount:

          8.5(a) Time Limitation. No claim or action shall be brought under this Article 8 for breach of a representation or warranty contained in or made pursuant to this Agreement by any Indemnifying Party after the lapse of two (2) years following the Closing Date. Regardless of the foregoing, however, or any other provision of this Agreement:

               (i) There shall be no time limitation on claims or actions brought for breach of any representation or warranty made by VENA in or pursuant to Sections 3.1 and the first sentence of Section 3.2(b), Section 3.2(d) and the first sentence of Section 3.12(a), and Vitro and VENA hereby waive all applicable statutory limitation periods with respect thereto.

               (ii) There shall be no time limitation on claims or actions brought for breach of any representation or warranty made by OC or OCVF in or pursuant to Sections 4.1 and 4.2(b).

               (iii) Any claim or action for breach or violation of the representation or warranty made by VENA in or pursuant to the penultimate sentence of Section 3.20 may be brought for a period of 10 years following the Closing Date.

               (iv) Any claim or action for breach of any representation or warranty made by VENA in or pursuant to Sections 3.11(c) and 3.16 may be brought for a period of five (5) years following the Closing Date.

               (v) Any claim or action for breach of any covenant made pursuant to Section 5.3 may be brought for a period of five (5) years following the Closing Date.

               (vi) Any claim or action brought for breach of any representation, warranty or covenant made by VENA in or pursuant to Sections 3.5 may be brought at any time until the underlying Tax obligation is barred by the applicable period of limitation under any laws relating thereto (as such period may be extended by waiver).

               (vii) Any claim made by a party hereunder by a demand for arbitration in accordance with Article 11 hereof for breach of a representation or warranty prior to the termination of the survival period for such claim shall be preserved despite the subsequent termination of such survival period.

               (viii) If any act, omission, disclosure or failure to disclose shall form the basis for a claim for breach of more than one representation or warranty, and such claims have different periods of survival hereunder, the termination of the survival period of one claim shall not affect a party's right to make a claim based on the breach of representation or warranty still surviving.

          8.5(b) Amount Limitation. OC and OCVF shall not be entitled to indemnification under this Article 8 for breach of a representation, warranty or covenant, unless, (i) as to each single Claim, such Claim exceeds Ten Thousand U.S. Dollars (U.S. $10,000.00) and (ii) in the aggregate, VENA's indemnification obligations to OC and OCVF pursuant to this Article 8 (but for this Section 8.5(b)(ii)) exceed Five Hundred Thousand U.S. Dollars (U.S. $500,000.00), and in the event such aggregate obligations exceed Five Hundred Thousand U.S. Dollars (U.S. $500,000.00), such Indemnified Party shall be entitled to indemnification in full for all breaches of representations, warranties and/or covenants only to the extent of any excess over Five Hundred Thousand U.S. Dollars (U.S. $500,000.00); provided, however, that the limitation under this Section 8.5(b) shall not apply to any claims or actions for breach of any covenant under Article 5. An Indemnifying Party shall not be liable, in the aggregate, for indemnification under this Article 8 for breaches of representations, warranties or covenants in excess of the amount of the Purchase Price less, in the case of OC or OCVF, any amounts paid by such other Affiliate under this Article 8.

     8.6  Sole Monetary Remedy.

          Each Indemnified Party acknowledges that its sole and exclusive monetary remedy after the Closing with respect to any and all claims relating to this Agreement, the purchase of the Shares and the other transactions contemplated hereby, Company or any of the Subsidiaries and their respective assets and liabilities (other than claims of, or causes of action arising from, fraud or in connection with equitable or injunctive relief sought pursuant to Section 5.3) shall be pursuant to the indemnification provisions set forth in this Article 8. Notwithstanding the foregoing, in no event shall an Indemnified Party be entitled to indemnification under this Article 8 with respect to any matter to the extent, but only to the extent, that such matter was reflected in the calculation of the adjustment to Purchase Price (if any) pursuant to Section 2.3.

     8.7  No Waiver.

          The closing of the transactions contemplated by this Agreement shall not constitute a waiver by any party of its rights to indemnification hereunder, regardless of whether the party seeking indemnification has knowledge of the breach, violation or failure of condition constituting the basis of the Claim at or before the Closing, and regardless of whether such breach, violation or failure is deemed to be "material" for purposes of
Section 10.2.

     8.8  Calculation of Losses.

          The amount of any Claim for which indemnification is provided under this Article 8 shall be net of any amounts actually recovered by the Indemnified Party under insurance policies with respect to such Claim. OCVF shall, and shall cause Company and the Subsidiaries, as appropriate in its sole reasonable judgment, to file a claim to recover under insurance policies with respect to such Claim.

9.       CLOSING

          The closing of this transaction (the "Closing") shall take place at the offices of Foley & Lardner, 321 N. Clark Street, Suite 2800, Chicago, Illinois 60610, at 9:00 A.M. on March 31, 2004, or at such other time and place as the parties hereto shall agree upon. Such date is referred to in this Agreement as the "Closing Date."

     9.1  Documents to be Delivered by Company and VENA.

          At the Closing, Company, the Subsidiaries, Vitro and VENA shall deliver to OC and OCVF the following documents, in each case duly executed or otherwise in proper form:

          9.1(a) Stock Certificate(s). A stock certificate or certificates representing the Shares, duly endorsed for transfer or with duly executed stock powers attached.

          9.1(b) Compliance Certificate. A certificate signed by an authorized officer of VENA in the form referred to in Sections 6.1 and 6.2.

          9.1(c) Transition Services Agreement. The Transition Services Agreement, duly executed by Vitro Corporativo, S.A. de C.V., Company and the Subsidiaries.

          9.1(d) Escrow Agreement. The Escrow Agreement, duly executed by
     VENA.

          9.1(e) Vitro Club Agreement. The Vitro Club Agreement, duly executed by Desarollo Personal y Familiar, A.C. and JV.

          9.1(f) Cullet Supply Agreement. The Cullet Supply Agreement, duly executed by Vitro Plan, S.A. de C.V. and JV.

          9.1(g) Vitro Easements. The Vitro Easements, duly executed by, and filed for registration at the applicable public registry of property, by Vitro Plan, S.A. de C.V.

          9.1(h) JV Easement. The JV Easement, duly executed by, and filed for registration at the applicable public registry of property, by JV.

          9.1(i) Certified Resolutions. Certified copies of the resolutions of the board of directors of Vitro and VENA authorizing and approving this Agreement and the consummation of the transactions contemplated by this Agreement.

          9.1(j) Articles; By-Laws. Copies of the estatutos sociales of Company and the Subsidiaries certified by the secretaries of Company and the Subsidiaries.

          9.1(k) Incumbency Certificate. Incumbency certificates relating to each person executing (as a corporate officer or otherwise on behalf of another person) any document executed and delivered to OC and OCVF pursuant to the terms hereof.

          9.1(l) General Releases. The Releases referred to in Section 5.5, duly executed by the persons referred to in such Section.

          9.1(m) Resignations. The resignations of those individuals listed as directors of the Company and each of the Subsidiaries appointed by Vitro on Schedules 3.1(d) and 3.1(e), effective as of the Closing Date and in form satisfactory to OC's counsel.

          9.1(n) Other Documents. All other documents, instruments or writings reasonably required to be delivered to OC and OCVF at or prior to the Closing pursuant to this Agreement.

     9.2 Documents to be Delivered by OC and OCVF.

          At the Closing, OC and OCVF shall deliver or cause to be delivered to VENA the following documents, in each case duly executed or otherwise in proper form:

          9.2(a) Cash Purchase Price. To VENA and the escrow agent referred to in Section 2.2 hereof, the wire transfers as required by Section 2.2 hereof.

          9.2(b) Compliance Certificate. A certificate signed by an authorized officer of each of OC and OCVF in the form referred to in Sections 7.1 and 7.2.

          9.2(c) Escrow Agreement. The Escrow Agreement, duly executed by OC and OCVF.

          9.2(d) Certified Resolutions. A certified copy of each of the resolutions of the board of directors of OC and OCVF authorizing and approving this Agreement and the consummation of the transactions contemplated by this Agreement.

          9.2(e) Incumbency Certificate. Incumbency certificates relating to each person executing any document executed and delivered to VENA by OC or OCVF pursuant to the terms hereof.

          9.2(f) General Releases. The releases referred to in Section 5.5, duly executed by OC and OCVF.

          9.2(g) Approval Order. A copy of the Approval Order.

          9.2(h) Other Documents. All other documents, instruments or writings reasonably required to be delivered to VENA at or prior to the Closing pursuant to this Agreement.

10.  TERMINATION

     10.1 Right of Termination Without Breach.

          This Agreement may be terminated without further liability of any party at any time prior to the Closing:

          10.1(a) by mutual written agreement of OC and VENA, or

          10.1(b) by either OC or VENA if the Closing shall not have occurred on or before May 31, 2004 or, if by May 31, 2004 the only remaining unsatisfied condition to the Closing is the approval of the Mexican Federal Competition Commission pursuant to Sections 6.4 and 7.4 hereof, July 31, 2004, provided the terminating party has not, through breach of a representation, warranty or covenant, prevented the Closing from occurring on or before such date.

          10.1(c) by VENA if a condition to the obligations of VENA, or by OC if a condition to the obligations of OC or OCVF, shall become incapable of fulfillment and shall not have been waived by the other party, provided the terminating party has not, through breach of a representation, warranty or covenant, caused the condition to become incapable of fulfillment.

     10.2 Termination for Breach.

          10.2(a) Termination by OC. If (i) there has been a material violation or breach by VENA of any of the agreements, representations or warranties contained in this Agreement which has not been waived in writing by OC, or (ii) VENA shall have attempted to terminate this Agreement under this Article 10 or otherwise without grounds to do so, then OC may, by written notice to VENA at any time prior to the Closing that such violation, breach or wrongful termination attempt is continuing, terminate this Agreement with the effect set forth in Section 10.2(c) hereof.

          10.2(b) Termination by VENA. If (i) there has been a material violation or breach by OC or OCVF of any of the agreements, representations or warranties contained in this Agreement which has not been waived in writing by VENA, or (ii) OC or OCVF shall have attempted to terminate this Agreement under this Article 10 or otherwise without grounds to do so, then VENA may, by written notice to OC at any time prior to the Closing that such violation, breach or wrongful termination attempt is continuing, terminate this Agreement with the effect set forth in Section 10.2(c) hereof.

          10.2(c) Effect of Termination. Termination of this Agreement pursuant to this Section 10.2 shall not in any way terminate, limit or restrict the rights and remedies of any party hereto against any other party which has violated or breached any of the representations, warranties, covenants, agreements or other provisions of this Agreement prior to termination hereof. In addition to the right of any party under common law to redress for any such breach or violation, if the Closing does not occur, each party whose breach or violation has occurred prior to termination shall jointly and severally indemnify each Indemnified Party from and against all losses, damages (excluding consequential, special or punitive damages (perjuicios o lucro cesante)), costs and expenses (including, without limitation, interest (including prejudgment interest in any litigated matter), penalties, court costs, and attorneys' fees and expenses) asserted against, resulting to, imposed upon, or incurred by the Indemnified Party, directly or indirectly, by reason of, arising out of or resulting from such breach or violation. Subject to the foregoing, the parties' obligations under Section 12.8 of this Agreement shall survive termination.

     10.3 Return of Materials Upon Termination; Survival of Certain
          Provisions.

          10.3(a) Return of Materials. If the transactions contemplated by this Agreement are terminated as provided herein:

               (i) OC and OCVF shall return all documents and other materials received from VENA and its Affiliates (including Company or the Subsidiaries) relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to VENA; and

               (ii) all confidential information received by OC and OCVF with respect to the business of the Company and the Subsidiaries shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement;

     provided, however, that OC and OCVF shall not be required to return to VENA any documents and other materials to which OCVF is entitled as a shareholder of Company.

          10.3(b) Survival of Certain Provisions. If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in Sections 10.1 and 10.2, subject to Section 10.2(c), this Agreement shall become null and void and of no further force and effect, except for the provisions of (i) Section 5.4 relating to publicity, (ii) this Article 10 relating to the termination of this Agreement, (iii)
     Article 11, and (iv) Sections 12.5 and 12.8.

11.      RESOLUTION OF DISPUTES

          11.1 Arbitration.

          Any dispute, controversy or claim arising out of or relating to this Agreement or any contract or agreement entered into pursuant hereto or the performance by the parties of its or their terms shall be settled by binding arbitration held in New York City in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect, except as specifically otherwise provided in this Article 11. Notwithstanding the foregoing or any other provision of this Article 11, OC or OCVF may, in its discretion, apply to a court of competent jurisdiction for equitable relief from any violation or threatened violation of the covenants of Vitro or VENA under Section 5.3 of this Agreement.

     11.2 Arbitrators.

          If the matter in controversy (exclusive of attorneys' fees and expenses) shall appear, as at the time of the demand for arbitration, to exceed One Million U.S. Dollars (U.S. $1,000,000), then the panel to be appointed shall consist of three neutral arbitrators; otherwise, one neutral arbitrator.

     11.3 Procedures; No Appeal.

          The arbitrator(s) shall allow such discovery as the arbitrator(s) determine appropriate under the circumstances and shall resolve the dispute as expeditiously as practicable, and if reasonably practicable, within 120 days after the selection of the arbitrator(s). The arbitrator(s) shall give the parties written notice of the decision, with the reasons therefor set out, and shall have 30 days thereafter to reconsider and modify such decision if any party so requests within 10 days after the decision. Subject to any final judgment of a court of competent jurisdiction obtained pursuant to the last sentence of Section 11.1 hereof, which the arbitrator(s) shall be bound to honor, thereafter, the decision of the arbitrator(s) shall be final, binding, and nonappealable with respect to all persons, including, without limitation, persons who have failed or refused to participate in the arbitration process.

     11.4 Authority.

          The arbitrator(s) shall have authority to award relief under legal or equitable principles, including interim or preliminary relief, and to allocate responsibility for the costs of the arbitration and to award recovery of attorneys' fees and expenses in such manner as is determined to be appropriate by the arbitrator(s).

     11.5 Entry of Judgment.

          Judgment upon the award rendered by the arbitrator(s) may be entered in any court having in personam and subject matter jurisdiction. Each of OC, OCVF and VENA hereby submit to the in personam jurisdiction of the Federal and State courts in New York, for the purpose of confirming any such award and entering judgment thereon.

     11.6 Confidentiality.

          All proceedings under this Article 11, and all evidence given or discovered pursuant hereto, shall be maintained in confidence by all parties, except as required by law.

     11.7 Continued Performance.

          The fact that the dispute resolution procedures specified in this
Article 11 shall have been or may be invoked shall not excuse any party from performing its obligations under



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this Agreement and during the pendency of any such procedure all parties shall continue to perform their respective obligations in good faith, subject to any rights to terminate this Agreement that may be available to any party and to the right of setoff provided in Section 8.4 hereof.

     11.8 Tolling.

          All applicable statutes of limitation shall be tolled while the procedures specified in this Article 11 are pending. The parties will take such action, if any, required to effectuate such tolling.

12. MISCELLANEOUS

     12.1 Disclosure Schedule.

          Information set forth in the Disclosure Schedule specifically refers to the article and section of this Agreement to which such information is responsive and such information shall not be deemed to have been disclosed with respect to any other article or section of this Agreement or for any other purpose.

     12.2 Knowledge.

          The term "knowledge" when used in the phrases "to VENA's knowledge" or "VENA has no knowledge" or words of similar import shall mean the actual knowledge of the persons listed in Schedule 12.2, after reasonable inquiry.

     12.3 Further Assurance.

          From time to time, at the request of either party and without further consideration, the other party will execute and deliver to the requesting party such documents and take such other action as it may reasonably request in order to consummate more effectively the transactions contemplated hereby.

     12.4 Assignment; Parties in Interest.

          12.4(a) Assignment. Except as expressly provided herein, the rights and obligations of a party hereunder may not be assigned, transferred or encumbered without the prior written consent of the other parties. Notwithstanding the foregoing, OC or OCVF may, without consent of any other party, cause one or more direct or indirect subsidiaries of OC to carry out all or part of the transactions contemplated hereby; provided, however, that OC and OCVF shall, nevertheless, remain liable for all of their respective obligations, and those of any such subsidiary, to VENA hereunder.

          12.4(b) Parties in Interest. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the respective successors and permitted assigns of the parties hereto. Nothing contained herein shall be deemed to confer upon any other person any right or remedy under or by reason of this Agreement.



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     12.5 Law Governing Agreement.

          This Agreement may not be modified or terminated orally, and shall be construed and interpreted according to the internal laws of the State of New York, excluding any choice of law rules that may direct the application of the laws of another jurisdiction.

     12.6 Amendment and Modification.

          OC, OCVF, VENA and Vitro may amend, modify and supplement this Agreement in such manner as may be agreed upon in writing among OC, OCVF, VENA and Vitro.

     12.7 Notice.

          All notices, requests, demands and other communications hereunder shall be given in writing and shall be: (a) personally delivered; (b) sent by facsimile transmission or other electronic means of transmitting written documents; or (c) sent to the parties at their respective addresses indicated herein by registered or certified U.S. mail, return receipt requested and postage prepaid, or by private overnight mail courier service. The respective addresses to be used for all such notices, demands or requests are as follows:

          (a)      If to OC or OCVF, to:

                   Owens Corning
                   One Owens Corning Parkway
                   Toledo, Ohio 43659
                   Attention: Corporate Secretary
                   Telephone: (419) 248-8650
                   Facsimile: (419) 248-6352

                   (with a copy to)

                   Owens Corning
                   One Owens Corning Parkway
                   Toledo, Ohio 43659
                   Attention: Legal Department
                   Telephone: (419) 248-7957
                   Facsimile: (419) 248-7157

or to such other person or address as OC shall furnish to VENA in writing.

          (b)      If to VENA or Vitro:

                   Vitro Envases Norteamerica, S.A. de C.V.
                   Ave. Ricardo Margain Zozaya #440
                   Col. Valle del Campestre, San Pedro Garza Garcia Nuevo Leon, 66265 Mexico
                   Attention: Lic. Francisco Romero


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


                   Telephone: (52)(81) 8863-1262
                   Facsimile: (52)(81) 8863-8319

                   (with a copy to)

                   Cravath, Swaine & Moore LLP
                   Worldwide Plaza
                   825 Eighth Avenue
                   New York, NY 10019
                   Attention: David Mercado, Esq.
                   Telephone: (212) 474-1000
                   Facsimile: (212) 474-3700

or to such other person or address as VENA shall designate in accordance with this Agreement.

          (c) If to Company or any of the Subsidiaries, prior to the Closing, to the address set forth above for VENA and, after the Closing, to the address set forth above for OCVF.

          If personally delivered, such communication shall be deemed delivered upon actual receipt; if electronically transmitted pursuant to this paragraph, such communication shall be deemed delivered the next business day after transmission (and sender shall bear the burden of proof of delivery); if sent by overnight courier pursuant to this paragraph, such communication shall be deemed delivered upon receipt; and if sent by U.S. mail pursuant to this paragraph, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service, or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal. Any party to this Agreement may change its address for the purposes of this Agreement by giving notice thereof in accordance with this Section.

     12.8 Expenses.

          Except as otherwise provided herein, each of the parties shall bear its own expenses and the expenses of its counsel and other agents in connection with the transactions contemplated hereby.

     12.9 Entire Agreement.

          This Agreement, together with the Ancillary Instruments, embodies the entire agreement between the parties hereto with respect to the transactions contemplated herein, and there have been and are no agreements, representations or warranties among the parties other than those set forth or provided for herein.

     12.10 Counterparts.

          This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.



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


     12.11 Headings.

          The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof.

     12.12 Severability.

          If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other person or circumstances.

     12.13 Glossary of Terms.

          The following sets forth the location of definitions of capitalized terms defined in the body of this Agreement:

     "Affiliate" - Section 3.2(d)

     "Agreement" - Preface

     "Ancillary Instruments" - Section 3.2(a)

     "Approval Order" - Section 6.12

     "Arbitrator" - Section 2.3(b)(ii)(C)

     "ASRAC Foundation" - Section 5.20(a)

     "Bankruptcy Case" - Section 6.12

     "Bankruptcy Court" - Section 6.12

     "Business Employees" - Section 3.16(a)

     "Claim" - Section 8.1

     "Closing" - Article 9

     "Closing Date" - Article 9

     "Closing Date Working Capital" - Section 2.3(b)(ii)(A)

     "Co-Owned Land" - Section 5.31

     "Comercializadora" -       Recitals

     "Company" - Recitals


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


     "Company Intellectual Property Rights" - Section 3.18

     "Company Material Adverse Effect" - Section 3.1(c)

     "Competing Business" - Section 5.3(a)(i)

     "Confidentiality Agreement" - Section 5.3(c)

     "CUFIN" - Section 5.11(e)

     "Current Shares" - Recitals

     "Disclosure Schedule" - Article 3

     "Effect" - Section 3.1(c)

     "Employee Plans/Agreement(s)" - Section 3.16(a)

     "Employee Pension Benefit Plan" - Section 3.16(c)

     "Employee Welfare Benefit Plan" - Section 3.16(c)

     "Enron Energia" - Section 5.21

     "Environmental Laws" - Section 3.11(c)

     "Facilities" - Recitals

     "Final Order" - Section 6.12

     "Final Statement" - Section 3.4

     "Financial Statements" - Section 3.4

     "GAAP' - Section 2.3(b)(i)

     "Geographic Scope" - Section 5.3(a)

     "Governmental Entities" - Section 3.3

     "Indemnified Party" - Section 8.3(a)

     "Indemnifying Party" - Section 8.3(a)

     "Intellectual Property Rights" - Section 3.18

     "IP Vitro" - Recitals

     "JV" - Recitals


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


     "JV Easement" - Section 7.9

     "Knowledge" - Section 12.2

     "Laws" - Section 3.3

     "Leased Equipment" - Section 5.29

     "Licensed Intellectual Property" - Section 5.25

     "Lien" - Section 3.12(a)

     "Litigation" - Section 3.10

     "Mexican Competition Law" - Section 5.9

     "Mexico" - Preface

     "OC" - Preface

     "OC's Plan of Reorganization" - Section 8.1

     "OCVF" - Preface

     "OC's Affiliates" - Section 8.1

     "Orders" - Section 3.3

     "Parent Guaranty" - Section 5.21

     "Permits" - Section 3.11(b)

     "Permitted Liens" - Section 3.12(a)

     "Post-Closing Tax Period" - Section 5.22(f)
     "Power Agreement" - Section 5.21

     "Pre-Closing Tax Period" - Section 3.5

     "Prime Rate" - Section 2.3(a)

     "Products" - Section 3.20

     "Purchase Price" - Section 2.1

     "Real Property" - Section 3.12(c)

     "Recent Balance Sheet" - Section 3.4


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     "Reference Working Capital" - Section 2.3(a)

     "Related Party" - Section 3.8(j)

     "Restricted Business" - Annex B

     "Shares" - Recitals

     "Statement" - Section 2.3(b)(ii)(A)

     "Straddle Period" - Section 5.22(b)(i)

     "STM" - Section 6.14

     "STM License" - Section 6.14

     "Subsidiaries" - Recitals

     "Subsidiary Shares" - Recitals

     "Tax" or "Taxes" - Section 3.5

     "Tax Return" - Section 3.5

     "Taxing Authority" - Section 3.5

     "Tecnologia" - Recitals

     "Trusts" - Section 8.1

     "VENA" - Preface

     "Vitro" - Preface

     "Vitro Chemical" - Section 3.6

     "Vitro Chemical Contracts" - Section 3.14(m)

     "Vitro Chemical Inventory" - Section 3.7(b)

     "Vitro Chemical Inventory Valuation" - Section 5.7(a)

     "Vitro Chemical Receivables" - Section 5.7(b)

     "Vitro Easements" - Section 6.10

     "Vitro Guaranty" - Section 5.21

     "Vitro Group" -Section 3.5(g)


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     "Waste" - Section 3.11(c)

     "Working Capital" - Section 2.3(b)(i)

     "Working Capital Principles" - Section 2.3(b)(i)

Where any group or category of items or matters is defined collectively in the plural number, any item or matter within such definition may be referred to using such defined term in the singular number.



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          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.


OWENS CORNING



By:  /s/ Thomas Craney
     ---------------------------
Its: Vice President/General Manager
     Commercial and Industrial
     Insulators Business



OWENS CORNING VF HOLDINGS INC.



By:  /s/ John Christy
     ---------------------------
Its: Designated Signatory



VITRO ENVASES NORTEAMERICA, S.A. DE C.V.


By:  /s/ Francisco Romero
     ---------------------------
Its: Attorney-in-Fact


By:  /s/ Javier Arechavaleta
     ---------------------------
Its: Attorney-in-Fact



VITRO, S.A. DE C.V., solely with respect to Sections 5.3, 5.4, 5.5, 5.25, 5.30 and Articles 10, 11 and 12


By:  /s/ Francisco Romero
     ---------------------------
Its: Attorney-in-Fact


By:  /s/ Javier Arechavaleta
     ---------------------------
Its: Attorney-in-Fact




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